UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

XTREME OIL & GAS, INC.

(Exact Name of the Registrant as Specified in its Charter)

Nevada	20-8295316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5700 West Plano Pkwy, Suite 3600, Plano, TX 75093

 (Address of Principal Executive Offices and Zip Code)

(214) 432-8002

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(do not check is a smaller reporting company)	Smaller reporting company	☒

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10-SB contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

Some of the information in this Form 10-SB contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, “may”, “will”, “expect”, “intend”, “project”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or similar terminology. They include statements regarding our:

•	financial position,

•	business strategy,

•	budgets,

•	amount, nature and timing of capital expenditures,

•	cash flow and anticipated liquidity,

•	drilling of wells,

•	acquisition and development of oil and gas properties,

•	timing and amount of future production of natural gas and oil,

•	operating costs and other expenses.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•	general economic conditions,

•	natural gas and oil price volatility,

•	the fluctuation in the demand for natural gas and oil,

•	uncertainties in the projection of future rates of production and timing of development expenditures,

•	operating hazards attendant to the natural gas and oil business,

•	climatic conditions,

•	the risks associated with exploration,

•	our ability to generate sufficient cash flows to operate,

•	availability of capital,

•	the strength and financial resources of our competitors,

•	drilling and completion risks that are generally not recoverable from third parties or insurance,

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS - continued

•	actions or inactions of third-party operators of our properties,

•	environmental risks,

•	regulatory developments,

•	potential mechanical failure or under-performance of significant wells,

•	availability and cost of material and equipment,

•	our ability to find and retain skilled personnel, and

•	the lack of liquidity of our common stock.

Any of the factors listed above and other factors contained in this Form 10-SB could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this Form 10-SB. Our forward-looking statements speak only as of the date made.

ITEMS 1 and 3: DESCRIPTION OF BUSINESS and PROPERTY

Our Company

In October 2006, Emerald Energy Partners LLC purchased a 22.275% interest in two continguous oil and gas properties in Brown County Texas, the West Thrifty Unit and the Quita Field. In December 2006, Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC and changed its name to Xtreme Oil & Gas, Inc.

Xtreme Technologies, Inc. was incorporated in Washington in 2003 and focused on telecommunications technologies. By early 2006 that business ceased operations and, immediately prior to its acquisition of Emerald Energy Partners, LLC, effected a one for 500 reverse stock split leaving 185,516 shares outstanding. Xtreme Technologies, Inc. acquired Emerald Energy Partners, LLC for 7,960,000 shares of Common Stock.

The acquisition of Emerald Energy Partners, LLC is treated for accounting purposes as an acquisition of Xtreme Technologies, Inc. by Emerald Energy Partners and a re-capitalization of the limited liability company. With the acquisition of Emerald Energy Partners LLC, we began to acquire and to develop additional oil and gas properties.

In July 2008 we acquired 50.78% of Small Cap Strategies, Inc., a corporation whose common stock is registered under Section 12 of the Securities Exchange Act of 1934, for $350,000 and 500,000 shares of Common Stock. Small Cap Strategies, Inc. has no operations, and we do not anticipate, at the present time, Small Cap Strategies, Inc. to have operations in the immediate future.

In March 2009, we reincorporated through a merger in Nevada, a merger that was ratified in December 2009 by 73.9% of the holders of common stock. See Description of Securities Item 11.

Our Approach to the Business

We believe there are opportunities to acquire properties that formerly produced oil and gas or are now operating under marginal circumstances and can be redeveloped for profitable operation using newer production techniques. These opportunities are primarily the result of neglect or abandonment of oil and gas producing properties owned by persons lacking the capital and other resources necessary to bring the properties back into production and develop recoverable hydrocarbons that remain. When we identify such a prospect we determine whether there is reason to believe the prospect has remaining hydrocarbons yet to be produced, determine a value for the prospect, and, if warranted under all the circumstances, pursue acquisition of the prospect.

In addition, we plan to drill and operate saltwater disposal wells and expect to drill our first saltwater disposal well in the first quarter of 2010.

Our primary focus is on older mature production areas where production histories, reservoir evaluations, and other data on the properties are available. Such information is obtained either from the entity that owns the property or from public records of governmental agencies that regulate oil and gas producing activities. Well logs available on the properties facilitate the calculation of an estimate of initial oil or gas volume in place, while decline curves from recorded production history facilitate our judgment of hydrocarbons that can be recovered. We use this information to identify and value potential acquisitions, and to develop a plan for developing and improving production on properties acquired.

After acquisition of a property, we perform an extensive field study either in-house, thereafter submitting it to outside review, or commission an independent party to conduct a study, which is then reviewed by the in-house staff. The objective is to decide upon the most cost-efficient and operationally efficient way to produce the hydrocarbons remaining and recoverable on that property. Xtreme applied this process of evaluation and purchase to the acquisition of its current working interest in oil and gas properties, such as the West Thrifty and Lionheart fields.

Historically, Xtreme has focused its acquisition and development activities in Oklahoma and North Texas, and Xtreme intends to continue with that geographic focus. Nevertheless, should Xtreme receive unsolicited proposals on the acquisition of properties in other states that are attractive, we will investigate and, if warranted, make an effort to acquire an interest in such properties at an acceptable price.

Our Chief Executive Officer, Willard McAndrew, leads our evaluation process, consulting with professionals engaged by the Company. Our Chief Operating Officer, Nicholas DeVito, manages the development and operation of properties with our Chief Executive Officer, contracting with third parties to drill a prospect. We presently do not have an engineering staff nor do we have employees engaged in the daily operations and drilling of wells. In the near future, we do not anticipate hiring additional professionals or others to evaluate, drill or operate our wells. We expect to hire independent contractors to perform these functions on a project by project basis.

ITEMS 1 and 3: DESCRIPTION OF BUSINESS and PROPERTY - continued

Our Approach to the Business - continued

Generally, Xtreme will acquire properties for the long term and will not look to sell; although circumstances could arise where Xtreme may elect to re-balance its portfolio by selling or trading lesser producing properties in order to redeploy capital to a better opportunity in other areas of activity. Also, Xtreme will operate its own properties and it is not expected to participate in any projects as a passive investor.

Xtreme holds working interests in its oil and gas properties and is, therefore, responsible with other working interest owners, if any, for the payment of its proportionate share of the operating expenses of the wells. Working interest owners are typically responsible for all lease operating and production expenses. Royalty owners and over-riding royalty owners receive a percentage of gross oil and gas production revenue for a particular lease and are not responsible for the costs of operating the lease.

As of December 31, 2009, the company owns working interest on 1,832 surface acres containing 65 oil wells and drilling locations in Texas and Oklahoma.

Current Oil and Natural Gas Projects

We are in the process of building our portfolio of oil and natural gas properties. We believe that the application of advanced drilling, completion and stimulation technologies combined with a strong commodity pricing environment could make profitable the development of oil and gas prospects that were formerly productive or are now operating under marginal circumstances.

As of January 1, 2010, we owned and operated three locations in Texas and Oklahoma. Several of these fields have been drilled and are producing while we are determining the final drilling locations and technological approaches for the others.

West Thrifty Unit/Quita Field

In October 2006, Emerald Energy acquired a 22.275% interest, a 15% net revenue interest, in the West Thrifty Unit (the “WTU”) and the Quita Field (the “Quita”). The WTU is located in Brown County, Texas, on 1,272 and 400 contiguous surface acres, respectively. The WTU has 53 wells, all drilled to the Fry Sand, a producing zone located at a depth of approximately 1,300 feet, with the Quita having ten wells, all drilled to deeper formations, the Caddo and Ellenberger formations.

We acquired the balance of the WTU working interest of 77.725% by February 2008. Our 100% working interest was a 65% net revenue interest with two over riding royalties totaling 5% being assigned to two of the then principals of the Company, one of which was Mr. McAndrew. For these transactions we paid 6,860,000 shares of stock and valued our working interest in the West Thrifty Unit at $5,034,400.

We intend to redevelop these two fields, existing wells having been produced over several years and are now marginally producing, if at all. We plan to conduct water flooding at a significant capital investment in these new operations, injecting water into older wells to drive production to other existing wells, anticipating about 20% to 30% of the existing wells being productive. We performed some development work in the Quita field in 2008, had some success, but believe that that development plan did not maximize the prospect’s potential.

We have sold portions of working interests in both fields. In January 2008, we sold a 75% working interest in three of the wells located in the Quita, and in May of the same year, we sold a 50% working interest in another Quita well.

In 2009, we sold a 10% working interest in the WTU for $250,000 cash.

The Company is the Operator of the WTU and the Quita Field.

I.R.A. Oil & Gas, LLC and the KT Energy 1 LLC

We acquired I.R.A. Oil and Gas, LLC in October 2007 for warrants to purchase 400,000 shares of common stock, assets valued at $50,000 (a performance bond) and the assumption of debt. At the end of 2007 we wrote off $266,966 in goodwill originally accrued as part of that transaction and the warrants were subsequently returned to the Company.  I.R.A. Oil & Gas, LLC, now named Xtreme Operating Co., LLC, is licensed by the State of Texas to act as an operator of oil and gas properties; we conduct our drilling operations through this entity.

In 2007 and in conjunction with the acquisition of I.R.A Oil & Gas, LLC as well as the original Emerald Energy Partner LLC, we acquired interests in two West Texas leases, the Fennell Unit and the Smith-Goode properties. In August 2007, we contributed our interest in the Fennell Unit and the Smith-Goode Property for a 50% membership interest in KT Energy 1, LLC (“KT“), plus the Company issued 1,000,000 shares of its common stock to other members. We recorded $440,000 as the value of our interest in the partnership. In April 2008, we relinquished our interest in the partnership for the return of the 1,000,000 shares of stock, the assumption of certain liabilities of I.R.A. Oil & Gas, LLC by KT and $125,000 cash paid to us.

Horsethief, Commanche, Fannin, Winston and Cookie Transactions.

In February 2008, we acquired five properties for $1,868,500, three of which (Horsethief, Commanche, and Fannin) we wrote off in 2008 for $1,616,000. In 2008 we determined that the title on these three properties was either clouded or had other issues that prevented development. Although we raised $400,000 for development of the Cookie, we determined that it too had similar problems and converted the interests sold in the Cookie property to interests in a drilling program developed for the Lionheart.

On December 10, 2009 we transferred through settlement agreement the interest in the Cookie and Winston properties back to the individual seller and/or entities affiliated with him.

ITEMS 1 and 3: DESCRIPTION OF BUSINESS and PROPERTY - continued

Current Oil and Natural Gas Projects - continued

Oil Creek

In March, 2008 we acquired the Oil Creek property. We drilled and completed this well under contract with a third party. We purchased a 10% working interest, retained a 12.5% carried interest, retained a 10% geological and generation interest and a 12.5% back-end after payout interest in this property. Within the Area of Mutual Interest (AMI) we are to receive these same terms on any other projects. See Legal Proceedings Item 8.

Lionheart

On December 29, 2008, we acquired the Lionheart property. We recognized revenue of $1.432 million in 2009 from selling interests in this drilling project. In the summer of 2009, we began drilling on the prospect and in January 2010 began modes production on the prospect with plans to increase this production in late February 2010.

The Company is the Operator of the Lionheart property.

Oil and Natural Gas Properties

The following tables set forth the information regarding Oil and Gas Production, Productive Wells and Acreage, and Drilling Activity as of December 31, 2008.

Table 1 – Oil Production as of 12/31/08
	2007			2008
	BBL	Price/bbl	Cost/bbl	BBL	Price/bbl	Cost/bbl	Total Revenue
West Thrifty	0	-	-	0	-	-
Quita	0	-	-	6,972.2	$75.53	$16.06	$526,610
Lionheart	0	-	-	0	-	-
Cookie	0	-	-	0	-	-
Winston	0	-	-	0	-	-
Oil Creek	0	-	-	0	-	-

Table 2 – Gas Production as of 12/31/08
	2007			2008
	Mcf	Price	Cost	Mcf	Price	Cost
West Thrifty	0	-	-	0	-	-
Quita	0	-	-	0	-	-
Lionheart	0	-	-	0	-	-
Cookie	0	-	-	0	-	-
Winston	0	-	-	0	-	-
Oil Creek	0	-	-	0	-	-

Table 3 – Productive Wells and Acreage as of 12/31/08
	Oil				Gas
	Wells		Acres		Wells		Acres
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
West Thrifty	53	34	1,272	1,144	0	0	1,272	1,144
Quita	10	5	400	200	0	0	400	200
Lionheart	1	1	160	89	1	1	160	89
Cookie	1	1	160	160	0	0	160	160
Winston	1	1	100	100	0	0	100	100
Oil Creek	1	0	80	8	0	0	80	8

Table 4 – Drilling Activity as of 12/31/08
	Exploratory Wells		Development Wells
	Net Production	Net Dry	Net Production	Net Dry
West Thrifty	0	0	0	0
Quita	0	0	0	0
Lionheart	0	0	0	0
Cookie	0	0	0	0
Winston	0	0	0	0
Oil Creek	0	0	0	0

We have drilled and completed the oil and gas well on the Lionheart property. The Company has no delivery commitments for oil or gas but is selling oil and gas to purchasers on request.

ITEMS 1 and 3: DESCRIPTION OF BUSINESS and PROPERTY - continued

Industry and Economic Factors

In managing its business, Xtreme will face many factors inherent in the oil and gas industry. First and foremost is wide fluctuation of oil and gas prices. Historically, oil and gas markets have been cyclical and volatile, with future price movements difficult to predict. While revenues will be a function of both production and prices, wide swings in prices will have the greatest impact on results of operations.

Historically, the primary components of Xtreme revenues and cash flows were generated through sale of oil and gas and through the issuance of stock.  In addition, we sold working interests in Xtreme’s properties. Funds generated from such sales were used to acquire new properties and to fund re-completion and development work on properties owned. Xtreme plans to continue to sell working interests and seek joint venture and other strategic partner arrangements to develop its properties and fund purchases of new properties.

Operations in the oil and gas industry entail significant complexities. Xtreme will continue to focus on acquiring oil and gas properties with histories of production or a significant amount of exploratory history that can serve as the basis for evaluation. Even with the evaluation of persons with significant experience and technical background of substantial production records and geological information, it is not possible to determine conclusively the amount of hydrocarbons present, the cost of development, or the rate at which hydrocarbons may be produced.

The oil and gas industry is highly competitive. Xtreme will compete with major and diversified energy companies, independent oil and gas businesses, and individual operators. In addition, the industry as a whole competes with other businesses that supply energy to industrial and commercial end users.

Extensive Federal, state and local regulation of the industry significantly affects operations. In particular, oil and gas activities are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating, and abandoning oil and gas wells and related facilities. These regulations may become more demanding in the future.

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and, with the exception of gas, all producers in a producing region will receive the same price. Purchasers or gatherers will typically purchase all crude oil offered for sale at posted field prices which are adjusted for quality difference from the “Benchmark”. Benchmark is the price of Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Oil pumped from wells is stored in tanks on site where the purchaser normally picks up the oil at the well site, but in some instances there may be deductions for transportation from the well head to the sales point. Xtreme handles payment disbursements to both the working interest owners and the royalty interest owners.

Gas is gathered through connections between our gas wells and the pipeline transmission system. In many cases the pipeline is owned by a gas company or a transmission company. Gas purchasers pay well operators 100 percent of the sale proceeds of gaseous hydrocarbons on or about the 25th of each month for the previous month’s sales. The operator is responsible for all distributions to the working interest and royalty owners. There is no standard price for gas and prices will fluctuate with the seasons and the general market conditions.

During the year ended December 31, 2008, one customer accounted for 100% of our oil and gas sales, excluding our sales of working interest to third parties. Xtreme has no other relationship with any of these customers. This concentration is a matter of convenience for us rather than necessity, since this customer is an active buyer in the areas where our wells are located and prices between potential customers vary little or not at all because prices are tied to the going market rate for the commodity. If Xtreme lost its only customer, management believes Xtreme could quickly replace the lost customer with other buyers paying comparable prices. Consequently, management does not believe the loss of Xtreme’s major customer would have a material adverse effect on its business.

Xtreme recognizes revenue from the sale of crude oil when the customer picks-up the oil in our field and sales of gas when it reaches the customer’s point of purchase in the gas transmission system. The amount we recognize for each well is based on the percentage of our net revenue interest in the well, and the remainder is allocated to other persons holding a net revenue interest.

ITEMS 1 and 3: DESCRIPTION OF BUSINESS and PROPERTY - continued

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes, all of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we have. Consequently, they have greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

General

The production and sale of oil and gas is subject to regulation by state, federal, and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975, which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such re-imposition might occur and the effect thereof on us cannot be predicted.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is “deregulated”). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission (“FERC”). In June 1986, FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Our operations are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that these regulations will have a significant negative impact on our operations with the acquired assets.

Transportation

There are no material permits or licenses required beyond those currently held by us or incident to our operations.

We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. Condensates are liquid hydrocarbons recovered at the surface that result from condensation due to reduced pressure or temperature of petroleum hydrocarbons existing initially in a gaseous phase in the reservoir. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, FERC regulates the construction of natural gas pipeline facilities, and the rates for transportation of these products in interstate commerce.

Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete.

ITEMS 1 and 3: DESCRIPTION OF BUSINESS and PROPERTY - continued

Governmental Regulation - continued

Regulation of Drilling and Production

Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

•	the amounts and types of substances and materials that may be released into the environment,

•	the discharge and disposition of waste materials,

•	the reclamation and abandonment of wells and facility sites, and

•	the remediation of contaminated sites,

In order to comply with these statutes and regulations, we are required to obtain permits for drilling operations, drilling bonds, and reports concerning operations. Texas and Oklahoma laws contain provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, and the regulation of the spacing, plugging, and abandonment of wells.

Environmental Regulations

Our operations are affected by the various state, local and federal environmental laws and regulations, including the Oil Pollution Act of 1990, Federal Water Pollution Control Act, and Toxic Substances Control Act. The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

Generally, environmental laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

•	drilling,

•	development and production operations,

ITEMS 1 and 3: DESCRIPTION OF BUSINESS and PROPERTY - continued

Governmental Regulation - continued

•	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and

•	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

•	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,

•
capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

•	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug, and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on operations. However, we do not believe that changes to these regulations will have a significant negative affect on operations with the acquired assets.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

Employees

Xtreme presently has 6 full-time executive, operational, and clerical employees. In addition, we employ several contractors and consultants for engineering, geology, operations and business management. None of our employees is a member of a labor organization or is covered by a collective bargaining agreement, and we consider our relations with our employees to be good.

Other Property
The company currently leases 3,181 square feet of office space in Plano, Texas. Our lease continues through November 30, 2013 at a cost of $22 per square foot / year increasing to $24 per square foot / year during the term of the lease.

ITEM 1A: RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this filing before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks related to our business

Because our auditors have issued a going concern opinion and we may not be able to achieve our objectives, we may have to suspend business operations should capital or other resources, such as management or other personnel cease to be available.

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

Our auditors’ report in our December 31, 2008, consolidated financial statements,  expressed an opinion that the Company’s capital resources as of December 31, 2008, are not sufficient to sustain operations. These conditions raise substantial doubt about our ability to continue as a going concern. There is the distinct possibility that we will no longer be a going concern and will cease operations. .

We depend heavily on our senior management and we may be unable to replace key executives if they leave

The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects.  Our operations and prospects depend in large part on the performance of our senior management team, particularly Willard G. McAndrew III, Chief Executive Officer. In addition, we may not be able to find qualified replacements for him if his services are no longer available. We have key man insurance on Mr. McAndrew in the amount of $1,000,000.

Mr. McAndrew will continue to have substantial control over us and could delay or prevent a change in corporate control.

As of December 2009, Mr. McAndrew owns all of our Nontransferable Preferred Stock, see Item 4, which has votes equal to 1.1 times the number of common shares outstanding. As a result, Mr. McAndrew will have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Mr. McAndrew will have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

delaying, deferring or preventing a change in control of our company;

impeding a merger, consolidation, takeover or other business combination involving our company; or

discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Gas and oil prices are volatile, and a decline in gas or oil prices could significantly affect our business, financial condition or results of operations and our ability to meet our capital expenditure requirements and financial commitments.

Our revenues, profitability and cash flow depend substantially upon the prices and demand for gas and oil. The markets for these commodities are volatile, and even relatively modest drops in prices can affect significantly our financial results and impede our growth. Prices for gas and oil fluctuate widely in response to relatively minor changes in the supply and demand for gas and oil, market uncertainty and a variety of additional factors beyond our control, such as:

•	domestic and foreign supply of gas and oil;

•	price and quantity of foreign imports;

•	commodity processing, gathering and transportation availability and the availability of refining capacity;

•	domestic and foreign governmental regulations;

•	political conditions in or affecting other gas producing and oil producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

•	weather conditions, including unseasonably warm winter weather;

•	technological advances affecting gas and oil consumption;

•	overall United States and global economic conditions; and

•	price and availability of alternative fuels.

Further, gas prices and oil prices do not necessarily fluctuate in direct relationship to each other.

The results of higher investment in the exploration for and production of gas and other factors may cause the price of gas to drop. Lower gas and oil prices may not only cause our revenues to decrease but also may reduce the amount of gas and oil that we can produce economically. Substantial decreases in gas and oil prices would render uneconomic some or all of our drilling locations. This could have a material adverse effect on our financial condition, results of operations and cash flow.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves.

We are dependent on our ability to obtain financing to supplement our cash flow from operations. Historically, we have financed our business plan and operations primarily with issuances of common stock. We also require capital to fund our capital budget. Production of oil and gas will require significant capital expenditures and successful drilling operations. We will be required to meet our needs from our internally generated cash flows, debt financings and equity financings.

If our revenues decrease as a result of lower commodity prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations and available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our projects, which in turn could lead to a possible loss of properties and a decline in any oil and gas we may recover.

Drilling and exploring for, and producing, gas and oil are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Drilling and exploration are the main methods we use to replace our hydrocarbons. However, drilling and exploration operations may not result in any increases in hydrocarbons for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive gas or oil reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents;

•	adverse weather conditions, including tornados;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in gas and oil prices;

•	limitations in the market for gas and oil;

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

•	surface access restrictions;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain. Even when used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists and geologists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or producible economically. In addition, the use of 3-D seismic and other advanced technologies require greater predrilling expenditures than traditional drilling strategies.

In addition, higher gas and oil prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations that we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our production and reduce our revenues.

We may not discover commercial quantities of oil and gas reserves, which will impact our ability to meet our business goals.

Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to create a positive cash flow for the Company or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.

Oil and gas prices are volatile and an extended decline in prices can significantly affect our financial results, impede our growth and hurt our business prospects.

Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties could be affected by the then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:

•	have a material adverse effect on our results of operations,

•	limit our ability to attract capital,

•	make the formations we are targeting significantly less economically attractive,

•	reduce our cash flow and borrowing capacity, and

•	reduce the value and the amount of any future reserves.

Various factors beyond our control will affect prices of oil and gas, including:

•	worldwide and domestic supplies of oil and gas,

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

•	political instability or armed conflict in oil or gas producing regions,

•	the price and level of foreign imports,

•	worldwide economic conditions,

•	marketability of production,
•	the level of consumer demand,

•	the price, availability and acceptance of alternative fuels,

•	the availability of processing and pipeline capacity,

•	weather conditions, and

•	actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.

Our exploration and development activities are subject to reservoir and operational risks which may lead to increased costs and decreased production.

The marketability of our oil and gas production, if any, will depend in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market our oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control. Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity. Operational risks include hazards such as fires, explosions, craterings, blowouts uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial condition and results of operations.

We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results.

It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. If the title to the leases acquired is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state’s interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

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Risks related to our business - continued

Currently, all of our properties are located in Texas and Oklahoma, and our leases are primarily attributable to fields in those areas, making us vulnerable to risks associated with having our production concentrated in a small area.

The vast majority of our producing properties are geographically concentrated in Texas and Oklahoma, and our leases are primarily attributable to the fields in that area. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailments of production, natural disasters, interruption of transportation of gas produced from the wells in these basins or other events that impact these areas.

Identified drilling locations that we decide to drill may not yield gas or oil in commercially viable quantities and are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our drilling locations are in various stages of evaluation, ranging from locations that are ready to be drilled to locations that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular drilling location will yield gas or oil in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively before drilling whether gas or oil will be present or, if present, whether gas or oil will be present in commercial quantities. The analysis that we perform may not be useful in predicting the characteristics and potential reserves associated with our drilling locations. As a result, we may not find commercially viable quantities of gas and oil.

Our drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of factors, including gas and oil prices, costs, the availability of capital, seasonal conditions, regulatory approvals and drilling results. Because of these uncertainties, we do not know when the unproved drilling locations we have identified will be drilled or if they will ever be drilled or if we will be able to produce gas or oil from these or any proved drilling locations. As such, our actual drilling activities may be materially different from those presently identified, which could adversely affect our business, results of operations or financial condition.

Unless we replace our gas and oil reserves, our reserves and production will decline.

Our future gas and oil production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our level of production and cash flows will be affected adversely. In general, production from gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. The oil and gas on our leases will decline as our wells produce unless we conduct other successful exploration and development activities or acquire properties containing oil and gas, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of gas and oil would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring reserves.

Our actual production, revenues and expenditures related to our oil and gas prospects are likely to differ from our estimates of hydrocarbons. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve reports. These differences may be material.

We estimate the amount of hydrocarbons available in our prospects. Petroleum engineering is a subjective process of estimating underground accumulations of gas and oil that cannot be measured in an exact manner. Estimates of economically recoverable gas and oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies;

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Risks related to our business - continued

•	assumptions concerning future gas and oil prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all estimates of recoverable oil and gas are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of gas and oil that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future gas and oil prices.

Estimates of proved undeveloped reserves are even less reliable than estimates of proved developed reserves.

Furthermore, different engineers may make different estimates of recoverable oil and gas and cash flows based on the same available data. Our actual production, revenues and expenditures will likely be different from estimates and the differences may be material. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for gas and oil;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

You should not assume that the present value of future net revenues from our potential recoverable oil and gas is the current market value of our estimated gas and oil reserves.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, equipment, supplies and qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in the areas where we operate, we could be materially and adversely affected.

Competition in the oil and gas industry is intense, and many of our competitors have resources that are greater than ours.

We operate in a highly competitive environment for acquiring prospects and productive properties, marketing gas and oil and securing equipment and trained personnel. Many of our competitors are major and large independent oil and gas companies that possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

We depend on our management team and other key personnel. Accordingly, the loss of any of these individuals could adversely affect our business, financial condition and the results of operations and future growth.

Our success largely depends on the skills, experience and efforts of our management team and other key personnel. The loss of the services of one or more members of our senior management team or of our other employees with critical skills needed to operate our business could have a negative effect on our business, financial condition, results of operations and future growth. We have entered into employment agreements with Willard McAndrew, our President and Chief Executive Officer and Nicholas DeVito, our Chief Operating Officer. See “Executive Compensation Item 6 Employment agreements and other arrangements.” If any of these officers or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. Our ability to manage our growth, if any, will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

We are subject to complex governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, gas and oil, and operating safety, and protection of the environment, including those relating to air emissions, wastewater discharges, land use, storage and disposal of wastes and remediation of contaminated soil and groundwater. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may encounter reductions in reserves or be required to make large and unanticipated capital expenditures to comply with governmental laws and regulations, such as:

•	price control;

•	taxation;

•	lease permit restrictions;

•	drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions; and

•	permitting requirements.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

•	well reclamation costs, soil and groundwater remediation costs; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed, and our cost of operations could significantly increase as a result of environmental safety and other regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects. Intricate and changing environmental and other regulatory requirements may require substantial expenditures to obtain and maintain permits. If a project is unable to function as planned, for example, due to costly or changing requirements or local opposition, it may create expensive delays, extended periods of non-operation or significant loss of value in a project.

Technological changes could put us at a competitive disadvantage.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

Our oil and gas business depends on transportation facilities owned by others.

The marketability of our potential oil and gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Attempts to grow our business could have an adverse effect on our ability to manage our growth effectively.

Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

The oil and gas business involves certain operating hazards such as:

•	well blowouts;

•	cratering;

•	explosions;

•	uncontrollable flows of gas, oil or well fluids;

•	fires;

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

•	pollution; and

•	releases of toxic gas.

The occurrence of one of the above may result in injury, loss of life, suspension of operations, environmental damage and remediation and/or governmental investigations and penalties.

In addition, our operations in Texas and Oklahoma are especially susceptible to damage from natural disasters such as tornados and involve increased risks of personal injury, property damage and marketing interruptions. Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose us to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, exploitation and acquisition, or could result in a loss of our properties. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. Our insurance might be inadequate to cover our liabilities. The insurance market in general and the energy insurance market in particular have been difficult markets over the past several years. Insurance costs are expected to continue to increase over the next few years and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

Our results are subject to quarterly and seasonal fluctuations.

Our quarterly operating results have fluctuated in the past and could be negatively impacted in the future as a result of a number of factors, including:

•	seasonal variations in gas and oil prices;

•	variations in levels of production; and

•	the completion of exploration and production projects.

Market conditions or transportation impediments may hinder our access to gas and oil markets or delay our production.

Market conditions, the unavailability of satisfactory gas and oil processing and transportation may hinder our access to gas and oil markets or delay our production. The availability of a ready market for our gas and oil production depends on a number of factors, including the demand for and supply of gas and oil and the proximity of reserves to pipelines or trucking and terminal facilities. In addition, the amount of gas and oil that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to the gathering or transportation system or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months, and in many cases we are provided with limited, if any, notice as to when these circumstances will arise and their duration. As a result, we may not be able to sell, or may have to transport by more expensive means, the gas and oil production from wells or we may be required to shut in gas wells or delay initial production until the necessary gathering and transportation systems are available. Any significant curtailment in gathering system or pipeline capacity, or significant delay in construction of necessary gathering and transportation facilities, could adversely affect our business, financial condition or results of operations.

Environmental liabilities may expose us to significant costs and liabilities.

There is inherent risk of incurring significant environmental costs and liabilities in our gas and oil operations due to the handling of petroleum hydrocarbons and generated wastes, the occurrence of air emissions and water discharges from work-related activities and the legacy of pollution from historical industry operations and waste disposal practices. We may incur joint and several or strict liability under these environmental laws and regulations in connection with spills, leaks or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, many of which have been used for exploration, production or development activities for many years, oftentimes by third parties not under our control. Private parties, including the owners of properties upon which we conduct drilling and production activities as well as facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our production or our operations or financial position. We may not be able to recover some or any of these costs from insurance.

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

Our growth strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

Our growth strategy may include acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully.

Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations;

•	potential loss of key employees of the acquired companies;

•	potential lack of operating experience in a geographic market of the acquired business; and

•	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

The requirements of complying with the Securities Exchange Act of 1934 and the Sarbanes Oxley Act of 2002 may strain our resources and distract management.

As a public company we will be subject to the reporting requirements of the Securities Exchange Act of 1934, referred to as the Exchange Act, and the Sarbanes Oxley Act of 2002 and related rules of the SEC. These requirements may place a strain on our systems and resources as we will be required to carry out activities we have not conducted previously, and we will incur significant legal, accounting and other expenses that we did not incur in the past. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes Oxley Act of 2002 requires that we maintain effective disclosure controls and procedures, corporate governance standards and internal controls over financial reporting. If we identify any issues in complying with those requirements (for example, if we or our independent auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us.

We also expect that it could be difficult and will be significantly more expensive to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties also may prompt even more changes in governance and reporting requirements.

We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Additionally, in connection with these heightened duties, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with public company reporting requirements. The effort to prepare for these obligations may divert management’s attention from other business concerns, which could have a material adverse affect on our business, financial condition, results of operations or cash flow.

ITEM 1A: RISK FACTORS - continued

Risks related to our business - continued

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to drilling rigs, resulting in suspension of operations;

•	weather-related damage to our facilities;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the United States may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur or escalate, the resulting political instability and societal disruption could reduce overall demand for gas and oil, potentially putting downward pressure on demand for our services and causing a reduction in our revenue. Gas and oil related facilities could be direct targets for terrorist attacks, and our operations could be adversely impacted if significant infrastructure or facilities we use for the production, transportation or marketing of our gas and oil production are destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become difficult to obtain, if available at all.

Risks related to this filing

There has been no public market for our common stock, and our stock price may fluctuate significantly.

There is currently no public market for our common stock, and an active trading market may not develop or be sustained after the sale of all of the shares covered by this filing. The market price of our common stock could fluctuate significantly as a result of:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts about us or the exploration and production industry;

•	liquidity and registering our common stock for public resale;

•	actual or unanticipated variations in our reserve estimates and quarterly operating results;

•	changes in gas and oil prices;

•	speculation in the press or investment community;

•	sales of our common stock by our stockholders;

ITEM 1A: RISK FACTORS - continued

Risks related to this filing - continued

•	increases in our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market and economic conditions, including the occurrence of events or trends affecting the price of gas; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

If a trading market develops for our common stock, stock markets in general experience volatility that often is unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. Our revolving credit facility will restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

Certain stockholders’ shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly.

As of December 31, 2009, we have outstanding 41,944,346 shares  of common stock.  Sales of a substantial number of shares of our common stock in the public markets following this filing by any of our existing stockholders (or persons to whom our existing stockholders may distribute shares of our common stock), or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby. We are currently authorized to issue 200 million shares of common stock and 50 million shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about us and our business. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

ITEM 1A: RISK FACTORS - continued

Risks related to this filing - continued

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for acquisitions. We may also acquire interests in outside companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Our common stock can become subject to penny stock regulation.

As a penny stock, our common stock may become subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the NASDAQ Stock Market or another recognized stock exchange and has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3(a)(51) definition of a penny stock and have our common stock considered to be a “penny stock,” with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will not be considered a “penny stock” if our net tangible assets exceed $2,000,000 or our average revenue is at least $6,000,000 for the previous three years.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

The following tables set forth selected financial data for each of the years in the two-year period ended December 31, 2008 and for the first three quarters ending September 30, 2009. The consolidated statements of operations data and balance sheets data are derived from the audited Consolidated Financial Statements of Xtreme. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this registration statement.

ITEM 2. FINANCIAL INFORMATION - continued

Selected Financial Data - continued

Consolidated Statements of Operations Data:

	Year Ended December 31,

	2008	2007
Net revenues	$2,974,831	$22,837
Operating losses	$(18,584,172)	$(4,084,225)
Net loss	$(18,444,306)	$(4,113,906)
Net loss per share:
Diluted	$(1.24)	$(0.48)

	9 Months Ended September 30,

	2009	2008
Net revenues	$1,582,111	$730,865
Operating losses	$(1,619,772)	$(16,942,786)
Net loss	$1,601,439)	$(16,776,928)
Net loss per share:
Diluted	$(0.08)	$(1.22)

Consolidated Balance Sheets Data:

	December 31,

	2008	2007
Total assets	$6,314,082	$2,007,623
Long-term obligations	$212,500	$0
Cash dividends per common share	$0	$0

	September 30,	December 31,
	2009	2008
Total assets	$6,801,033	$6,314,082
Long-term obligations	$262,500	$212,500
Cash dividends per common share	$0	$0

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Xtreme Oil & Gas, Inc. is a growing independent energy company focused on the acquisition, development, ownership, operation and investment in energy-related businesses and assets, including, without limitation, the acquisition, exploration and development of natural gas and crude oil, and other related businesses which management believes have potential for improved production rates and resulting income by application of both conventional and non-conventional improvement and enhancement techniques. As of December 31, 2009 we own working interests in 1,832 acres of oil and gas leases in Texas and Oklahoma that now include 10 gross producing wells and 55 gross non-producing wells. Xtreme is pursuing an ongoing reworking and drilling program to increase production from its properties.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Results of Operations

For the Years Ended December 31, 2008 compared to 2007

Our operations in 2007 were modest with revenues totaling $22,837 and related expenses from operations totaling $27,277. In 2007, however, general and administrative expense were $3,812,820 with approximately $3,700,000 related to issuances of securities  and expenses discussed in more detail below, and $115,600 of expense associated with the issuance of stock for services. We took a charge of approximately $267,000 attributed to the impairment of the investment for the I.R.A. Oil and Gas, LLC. acquisition.

Revenues

For the year ended December 31, 2008, revenues were approximately $2,975,000 and reflect our first full year of operation. We drilled a prospect we had identified and acquired, the Oil Creek property in Oklahoma, for an oil and gas company and were paid approximately $1.6 million which we recognized as revenue while maintaining a 10% working interest, a 12.5% carried interest, a 10% geological and generation interest, and a 12.5% back-end after payout interest in this property. Within the Area of Mutual Interest (AMI) we are to receive these same terms on any other projects. Also, we sold working interests in our Quita and Cookie properties for $480,000.

On January 22, 2008, Xtreme sold a 75% WI, representing a 48.75% NRI in three wells located in the Quita Field to Nueces Valley Resources, Inc. for $150,000.

On May 15, 2008, pursuant to a Participation Agreement, Xtreme sold a 50% WI, representing a 32.5% NRI, in the Shore 2C well drilled to the Caddo formation in the Quita Field to Sustainable Energy for $120,000.

Net oil sales were $415,010 for 2008, all of which came from the Quita property. In the last four months of 2008, we encountered production problems that forced us to reevaluate our method of production on those properties. In addition, revenue from oil sales was affected by the collapse in oil prices from a high in 2008 of $147 per barrel to less than $34 per barrel in January 2009.

Expenses

Oil Production expenses totaled $2,349,585 for the year ended December 31, 2008, approximately $1,618,000 of which was incurred on the Cookie and Oil Creek property in connection with our contract to drill the prospect for a third party and  the remaining  $732,082 was incurred in the production of oil on the Quita property.  We continued to operate these properties and invest in correcting field problems to properly maintain and improve our production efficiency despite a collapse in oil prices at the end of 2008.

General and administrative expenses totaled approximately $16,778,418 for the year ended December 31, 2008, an increase of approximately $12,970,000, from $3,812,820 for the year ended December 31, 2007. These general and administrative expenses in both years are largely driven by our issuance of warrants to purchase common stock. Between early 2007 and early 2008, we issued 34,350,000 warrants to purchase shares of common stock to management largely because of our success in obtaining 100% working interest in the West Thrifty Unit when we originally had only a 22.275% working interest in the acreage. Almost all of the warrants had a nominal exercise price of $0.01 per share. These share issuances resulted in a charge to earnings of $14,361,213 in 2008 and $3,616,395 in 2007.

We acquired I.R.A. Oil and Gas, LLC. on October 12, 2007 from a related party for the assumption of liabilities.  The only tangible asset the company had was a $50,000 cash bond. The difference between the liabilities assumed and the cash bond was written off as a loss of $266,966 in 2007 because that the Company could not determine any value of goodwill acquired I.R.A. Oil and Gas, LLC. has been renamed Xtreme Operating Co., LLC.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

We wrote down our Horsethief, Sheridan Fort Sill, and Ryser Lease - Fannin County properties resulting in total losses of $1,616,000. These transactions are described in this section in more detail below under Oklahoma Property Transactions.

Other Income

During 2008 we sold our interest in KT Energy Holdings, LLC. resulting in a gain on that investment of $152,141; as of September 30, 2008 the tentative gain was $177,141.

Liquidity and Capital

Cash flows used in operations was approximately $288,000 for the year ending December 31, 2008. Cash flow from operations was $349,441 for the nine months ending September 30, 2009. As of January 1, 2010, we are unable to determine whether we will generate sufficient cash from our oil and gas operations to fund our operations for the next twelve months. Although we expect cash flow from operations to rise as our operations improve and the number of projects we successfully develop grows, we believe that we will raise, probably through the private placement of equity securities, additional capital to assure we have the necessary liquidity for 2010.

To continue with our business plan, we will require additional capital to develop properties and believe that we will continue to raise capital by selling interest in prospects to investors through drilling programs and through future offerings of equities.

If required, our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for business growth. The necessary additional financing may not be available or may be available only on terms that would result in excessive further dilution to the current owners of our common stock or at unreasonable costs of capital.

We have no plans to significantly expand our overhead and we expect that future acquisitions and development of production will be funded through private placement offerings.  We do not anticipate revenues to be generated in the future from contract drilling as we did on the Oil Creek property, nor do we anticipate selling interest in our current properties except through drilling programs.

Net Income Available to Common Shares

For the year ending December 31, 2008, we had losses before tax of $18,444,306 compared with losses before tax of $4,113,906 for 2007. These losses were primarily due to stock based compensation charges we incurred upon issuing warrants to purchase common stock.  As of December 31, 2009 all of our warrants and any associated preferred shares have been terminated and exchanged for 15,000,000 shares of common stock.

For the year ending December 31, 2008 our losses per share on a fully diluted basis was $1.24 compared to losses of $0.48 per share on a fully diluted basis for the year ending December 31, 2007.

For the Nine Months Ended September 30, 2009 compared to 2008

Revenues

For the nine Months ended September 30, 2009, net revenue was $1,582,111, an increase of approximately $850,000 from $730,865 for the nine months ended September 30, 2008. Income from asset sales and other was $1,454,818 for the nine months ending September 30, 2009 compared to $357,602 from 2008, growth in revenue was due primarily to drilling operations on our Lionheart property through a Joint Venture that we sponsored.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Net oil revenues were $127,293 for the nine months of 2009 compared to $373,264 in the same period of 2008 reflecting reduced oil sales resulting from reduced production caused by continuing operational and maintenance activities on the West Thrifty and Quita properties and a reduction in the spot price of oil.

Expenses

The expenses include an allocation of costs in the amount of $503,440 representing the sale of 10% of our West Thrifty working interest to an investor.

Oil production costs for the nine months ended September 30, 2009 totaled $1,427,814, an increase of approximately $819,000 from $608,928 for the nine months ended September 30, 2008. The increase is due to the drilling and completion of the Lionheart property.

General and administrative expenses totaled $1,774,068 for the nine months ended September 30, 2009, a decrease of approximately $14,476,000, from $16,249,723 for the nine months ended September 30, 2008. These general and administrative expense differences are largely driven by our issuance of warrants to purchase common stock in early 2008.  No warrants were issued in 2009 resulting in no additional non-cash stock based compensation. These expenses, accrued in 2009, included salaries, utilities and rent, consulting fees, and presentation fees.

Other Income

During 2008 we sold our interest in KT Energy resulting in a gain on that investment of $177,141. We did not have any material transactions during the nine months ended September 30, 2009 that would have contributed substantially to other income.

Net Income Available to Common Shares

For the nine months ended September 30, 2009, we had losses before tax of $1,601,439 compared with losses before tax of $16,776,917 for nine months ended September 30, 2008. These reduced losses were primarily due to stock based compensation charges we incurred in 2008 upon issuing warrants to purchase common stock.  As of December 31, 2009 all of our warrants and any associated preferred shares have been terminated and exchanged for 15,000,000 shares of common stock.

For nine months ended September 30, 2009 our losses per share on a fully diluted basis was $0.08 compared to losses of $1.22 per share on a fully diluted basis for the nine months ended September 30, 2008.

Critical Accounting Policies and Estimates

This summary of significant accounting policies of Xtreme Oil & Gas, Inc. (the “Company”) is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. In response to SEC Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” described below are certain of these policies that are likely to be of particular importance to the portrayal of Xtreme’s financial position and results of operations and require the application of significant judgment by management. Xtreme will analyze estimates, including those related to oil and gas revenues, reserves and properties, as well as goodwill and contingencies, and base its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. You should expect the following critical accounting policies will affect management’s more significant judgments and estimates used in the preparation of Xtreme’s financial statements.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its’ wholly and majority owned subsidiaries. The Company’s subsidiaries include I.R.A. Oil and Gas, LLC (“IRA”), GO Operating Ltd. Co. (“GO”) and Small Cap Strategies, Inc. (“SMCA”). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserves and related present value estimates of future net cash flows there from (See Note 15), asset retirement obligations, income taxes and contingency obligations including legal and environmental risks and exposures.

Concentration of Risk

Our financial instruments that are potentially exposed to credit risk consist primarily of cash, trade receivables and other receivables for which the carrying amounts approximate fair value. At certain times, our demand deposits held in banks exceeded the federally insured limit. The Company has not experienced any losses related to these deposits.

Receivables

Receivables from drilling services are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company records estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in receivables.

Management periodically reviews receivables for collectability. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The allowance for doubtful accounts is $0 for the years ended December 31, 2008 or 2007, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  Excluded from cash and cash equivalents is $75,200 of restricted cash (deposits) for our operator’s bonds.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The election to use the fair value option is available when an entity first recognizes a financial asset or a financial liability or upon entering into a firm commitment. Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. The Company adopted SFAS No. 159 on January 1, 2008 and elected not to apply the fair value option to measure any of the Company's financial assets or liabilities.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Investments

Insignificant investments in partnerships and limited liability companies (LLC) that maintain specific ownership accounts for each investor and where the Company holds an interest of five percent or greater, but does not have control of the partnership or LLC, are accounted for using the equity method of accounting.

Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.

Revenues from sales of crude oil and natural gas products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the customer. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period.

The Company performs drilling services for customers on a fixed fee contract basis.  Revenues under these contracts are recorded on the percentage-of-completion method of accounting, measured by the percentage of contract costs incurred to date, relative to estimated total contract costs for each contract.  Contract costs include raw materials, direct labor, amounts paid to subcontractors, equipment rental and allocated overhead expenses.  Anticipated losses on uncompleted construction contracts are charged to operations as soon as such losses can be estimated.  Changes in job performance, job conditions, estimated profitability and final contract settlements may result in the revisions to costs and income and are recognized in the period in which the revisions are determined. There are no contracts in progress at December 31, 2008 and 2007.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas producing activities. Costs incurred by the Company related to the acquisition of oil and natural gas properties and the cost of drilling successful wells are capitalized. Costs incurred to maintain wells and related equipment and lease and well operating costs are charged to expense as incurred. Gains and losses arising from sales of properties are included in income. Unproved properties are assessed periodically for possible impairment. The Company had $25,000 of unproved properties as of December 31, 2008 and $0 for 2007.

Capitalized amounts attributable to proved oil and natural gas properties are depleted by the unit-of-production method based on proved reserves. Depreciation and depletion expense for oil and natural gas producing property and related equipment was $27,490 and $0 for the periods ended December 31, 2008 and 2007, respectively.

Capitalized costs are evaluated for impairment based on an analysis of undiscounted future net cash flows in accordance with Financial Accounting Standards Board Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

 Joint Interest Billings Receivable and Oil and Natural Gas Revenue Payable

Joint interest billings receivable represent amounts receivable for lease operating expenses and other costs due from third party working interest owners in the wells that the Company operates. The receivable is recognized when the cost is incurred.Oil and natural gas revenues payable represents amounts due to third party revenue interest owners for their share of oil and natural gas revenue collected on their behalf by the Company. The payable is recorded when the Company recognizes oil and natural gas sales and records the related oil and natural gas sales receivable.

The Company has $0 net joint interest billing receivable as of December 31, 2008 or 2007.

Other Property

Other assets classified as property and equipment is primarily office furniture and equipment, which are carried at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition. Depreciation expense for other property and equipment was $8,354 and $2,029 for the periods ended December 31, 2008 and 2007, respectively.

Oil and Gas Reserves

The process of estimating quantities of oil and gas reserves is complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various fields make these estimates generally less precise than other estimates included in the financial statement disclosures.

Accounting for the Impairment of Long-Lived Assets (Non Oil and Gas Properties)

The Company accounts for the impairment of long-lived assets in accordance SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value, for non oil and gas properties.

The Company determined that there was no impairment of long-lived (non oil and gas property) assets for the years ended December 31, 2008 and 2007, respectively.

Environmental Costs

The Company is engaged in oil and natural gas exploration and production and may become subject to certain liabilities as they relate to environmental clean up of well sites or other environmental restoration procedures as they relate to the drilling of oil and natural gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which the Company may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. The asset retirement obligations represent the estimated present value of the amounts expected to be incurred to plug, abandon, and re-mediate the producing properties at the end of their productive lives, in accordance with state laws, as well as the estimated costs associated with the reclamation of the surrounding property. The Company determines the asset retirement obligations by calculating the present value of estimated cash flows related to the liability. The asset retirement obligations are recorded as a liability at the estimated present value as of the asset’s inception, with an offsetting increase to producing properties. The Company recorded a liability of $250,000 as of December 31, 2008.  As of December 31, 2007, the asset retirement obligation was $0.  The Company recorded an expense of  $37,500 and $0 for the years ended December 31, 2008 and 2007, respectively.

The estimated liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations. Revisions to the asset retirement obligations are recorded with an offsetting change to producing properties, resulting in prospective changes to depletion and depreciation expense and accretion of the discount. Because of the subjectivity of assumptions and the relatively long lives of most of the wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation Number 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007, which is intended to clarify the accounting for income taxes prescribing a minimum recognition threshold for a tax provision before being recognized in the consolidated financial statements.  FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result, the Company has concluded that it does not have any unrecognized tax benefits or any additional tax liabilities after applying FIN 48.  The adoption of FIN 48 therefore had no impact on the Company’s consolidated financial statements.

Segments

The Company operates in only one business segment, namely the development of oil and gas properties.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the periods ended December 31, 2008 and 2007, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) - Share-Based Payment ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options and stock awards) made to employees and directors based on estimated fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period using a graded vesting method.

Goodwill

Xtreme will account for any goodwill it may recognize in the future in accordance with Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires an annual impairment assessment. A more frequent assessment is required if certain events occur that reasonably indicate an impairment may have occurred. The volatility of oil and gas prices may cause more frequent assessments. The impairment assessment requires Xtreme to make estimates regarding the fair value of the reporting unit. The estimated fair value is based on numerous factors, including future net cash flows of Xtreme’s estimates of proved reserves as well as the success of future exploration for and development of unproved reserves. These factors are each individually weighted to estimate the total fair value of the reporting unit. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the unit is considered not impaired. If the carrying amount exceeds the estimated fair value, then a measurement of the loss must be performed, with any deficiency recorded as an impairment.

Contingencies

A provision for contingencies is charged to expense when the loss is probable and the cost can be reasonably estimated. Determining when expenses should be recorded for these contingencies and the appropriate amounts for accrual is a complex estimation process that includes subjective judgment. In many cases, this judgment is based on interpretation of laws and regulations, which can be interpreted differently by regulators and/or courts of law. Xtreme will closely monitor known and potential legal, environmental, and other contingencies and periodically determine when it should record losses for these items based on information available to it.

 Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued a revision to SFAS No. 141, “Business Combinations” (SFAS No. 141(R)).  The revision broadens the definition of a business combination to include all transactions or other events in which control of one or more businesses is obtained.  Further, the statement establishes principles and requirements for how an acquirer recognizes assets acquired, liabilities assumed and any non-controlling interests acquired.  The Company will adopt SFAS No. 141 (R) as of January 1, 2009. Adoption of this standard is not expected to have a material effect on the Company’s financial position or results of operations.

Also in December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements.” This statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” SFAS No. 160 establishes accounting and reporting standards for the non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a non-controlling interest in a subsidiary, sometimes called a minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Additionally, the amounts of consolidated net income attributable to both the parent and the non-controlling interest must be reported separately on the face of the income statement.  The Company will adopt SFAS No. 160 as of January 1, 2009.  Adoption of this standard is not expected to have a material effect on the Company’s financial position or results of operations.

ITEM 2. FINANCIAL INFORMATION - continued

Management’s Discussion and Analysis of Financial Condition and Results of Operations - continued

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” an amendment to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities to include enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  The Company will adopt SFAS No. 161 as of January 1, 2009.  Adoption of this standard is not expected to have an effect on the Company’s financial position or results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles (“GAAP”) for nongovernmental entities in the United States. FAS 162 is effective for interim or annual periods ending after September 15, 2009.

In June 2008, the FASB issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF No. 03-6-1 addresses whether instruments granted in share-based payment transactions should be considered participating securities for the purposes of applying the two-class method of calculating earnings per share (EPS) pursuant to FASB Statement No. 128, “Earnings Per Share.”  This FSP concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities prior to vesting and, therefore, should be included in the earnings allocations in computing basic EPS under the two-class method.  This FSP is effective for financial statements issued beginning after December 15, 2008, with prior-period retrospective allocation.  The Company adopted FSP EITF Issue No. 03-6-1 as of January 1, 2009.  The Company does not expect the effect of this FSP on its financial statements to be material.

In January 2009, the Securities and Exchange Commission (SEC) issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K and bringing full-cost accounting rules into alignment with the revised disclosure requirements.  The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.  The final rules are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009.

The implementations of the above pronouncements did not have a material effect on the Company's financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange, interest rates, and commodity prices.

Currently the Company is not involved in any hedge contracts or foreign contracts and therefore has no exposure to such risks. All long-term debt is subject to a fixed rate and as such is not subject to fluctuations in the market rate.

Our major market risk exposure is in the pricing applicable to our oil production and natural gas sales. Realizing pricing is primarily driven by the prevailing domestic price for crude oil. Historically, prices received for oil and gas sales have been volatile and unpredictable. We expect pricing volatility to continue. Oil prices ranged from a low of $30.28 per barrel to a high of $147.27 per barrel during 2008. Gas prices during 2008 ranged from a low of $4.10 per mcf to a high of $13.68 per mcf. A significant decline in the prices of oil or natural gas could have a material adverse effect on our financial condition and results of operations.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2009 the number and percentage of the outstanding shares of common stock, which according to the information available to Xtreme, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as listed in the table below, to the knowledge of Xtreme, no person is the beneficial owner of five percent or more of the outstanding common stock other than as stated for them herein. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Class
Willard G. McAndrew (1) 5700 West Plano Pkwy, Suite 3600 Plano, TX 75093	16,092,000	38.8

Nicholas P. DeVito (2) 5700 West Plano Pkwy, Suite 3600 Plano, TX 75093	2,480,000	5.9

Fred Schiemann (3) 5700 West Plano Pkwy, Suite 3600 Plano, TX 75093	1,800,000	4.2

Phyllis Wingate 5700 West Plano Pkwy, Suite 3600 Plano, TX 75093	1,780,000	4.2
All executive officers, beneficial owners, and directors as a group	22,152,000	51.7

(1)
Mr. McAndrew’s shares are owned by the WMDM Family Limited Partnership of which Mr. McAndrew is the manager. In connection with employment agreements with Mr. McAndrew, the Company issued 750,000 shares of restricted stock that have been issued but are subject to vesting provisions as follows:  250,000 shares will be vested on June 30, 2010, 250,000 shares will be vested on December 31, 2010 and the remaining 250,000 shares will be vested on June 30, 2011. See Executive Compensation Arrangements Item 6

(2)
Mr. DeVito’s shares are directly owned. In connection with employment agreements with Mr. DeVito, the Company issued 1,500,000 shares of restricted stock that have been issued but are subject to vesting provisions as follows: 500,000 shares will be vested on June 30, 2010, 500,000 shares will be vested on December 31, 2010 and the remaining 500,000 shares will be vested on June 30, 2011. See Executive Compensation Arrangements Item 6.

(3)	Mr. Schiemann’s shares are owned by himself, Ms. Denise Schiemann, his wife, BIZ2BIZ.com a business he owns, Dylan Schiemann, his son, and Jessica Schiemann, his daughter.

In 2007 we issued warrants for 21,500,000 shares of common stock to management and in 2008 we issued additional warrants for 12,850,000 shares of common stock to management for a total of 34,350,000 warrants to purchase shares of common stock to management largely because of our success in obtaining 100% working interest in the West Thrifty Unit when we originally had only a 22.275% working interest in the acreage. Almost all of the warrants had a nominal exercise price of $0.01 per share. We issued preferred stock in 2009 in exchange for these warrants that would have resulted in 35,650,000 additional shares of common stock if the preferred stock had been converted. In reviewing these transactions, we chose to reduce the number of shares while exchanging the warrants and preferred shares for a lesser number of shares of common stock. Accordingly, all of the holders of warrants and/or preferred stock have agreed to cancel their preferred stock and any rights in previously granted warrants, some agreeing, for consideration, to simply cancel their preferred stock and warrants. Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock.  Mr. Schiemann cancelled warrants for 2,400,000 shares and associated preferred stock in exchange for 1,300,000 shares of common stock. Ms. Wingate cancelled warrants for 3,000,000 shares and associated preferred stock in exchange for 1,700,000 shares of common stock.  Mr. Kennedy voluntarily terminated all of his warrants for 14,500,000 shares and associated preferred stock as part of his resignation.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - continued

In December 2009 we issued a total of 15,000,000 shares of Common Stock in this exchange while canceling warrants for 34,350,000 shares of common stock and subsequently associated 35,650,000 equivalent shares of preferred stock have been canceled. In this transaction, Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares.

In December 2009, Willard G. McAndrew was issued 1,000 shares of newly created preferred stock, giving him voting control of the company. See Risk Factors Item 1A Given the capital needs of the Company, we wished to make certain that Mr. McAndrew would retain voting control; however, should Mr. McAndrew voluntarily cease to be employed by the Company or attempt to transfer them to an unrelated third party, then the preferred shares would automatically be canceled.

Shareholders approved these transactions in December 2009 with 73.9% voting in favor of the exchanges.

In December 2009 all the remaining warrants to purchase 3,000,000 shares of common stock were canceled, in part pursuant to a settlement agreement with South Kensington and other related and unrelated entities.  As part of that settlement agreement, those entities also agreed to retain 500,000 shares of common stock and cancel all of their remaining shares and Xtreme transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

See Item 11. Description of Registrants Securities to be Registered. Nontransferable Preferred Stock. In December 2009, management and former management of the Company, except for one individual, restructured its ownership in the Company.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

The following table sets forth the names, ages, and positions with Xtreme for each of the directors and officers as of December 31, 2009.

Name	Age	Position	Since
Willard G. McAndrew	54	Chairman of the Board, Chief Executive Officer, and President	Dec 2006

Nicholas P. DeVito	47	Chief Operating Officer	Dec 2009

Fred Schiemann	59	Chief Financial Officer	Dec 2006

Phyllis Wingate	49	Secretary	Dec 2006

None of the directors or officers holds a directorship in any other publicly held company. All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of the Board of Directors. The following is information on the business experience of each director and officer.

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS - continued

Directors and Officers - continued

Willard G. McAndrew III, 54, Chairman, Chief Executive Officer and President - Mr. McAndrew has thirty eight years’ experience in the energy industry from field operations to refining. Since December 2006 Mr. McAndrew has served as the Chairman, CEO and President of Xtreme Oil & Gas. From 2001 through March 2006 he served as the CEO, President and Director of Energy and Engine Technology, Inc.  Energy and Engine Technology, Inc. filed for bankruptcy protection in December 2006. He began his career in 1969, gaining experience working for Hercules Drilling Company as a roustabout in South Louisiana.  Mr. McAndrew attended Louisiana State University and then spent two years in the United States Marine Corps.  Later, he joined Exxon Corporation Refinery’s Distillation and Specialties division in Baton Rouge, Louisiana, becoming the fourth generation in his family to work for Exxon.   Mr. McAndrew has served as President and owner of several small companies that were involved in all phases of the oil and gas business from drilling, reworking, completion, leases etc. He has been a consultant since 1990 to companies and is responsible for the structure, formation and marketing of partnerships and energy financing.  Mr. McAndrew has held the following security licenses:  24, 27, 7, and 63.

Nicholas P. DeVito, 47, Chief Operating Officer– Mr. DeVito has 26 years experience in engineering and operations in a variety of industries including telecommunications, alternative energy, manufacturing and health and fitness. From 2001 through 2003, Mr. DeVito has served VP of Business Development and as CEO of several subsidiaries in Tellium, a telecommunications equipment manufacturing company.  From 2004 through 2006 he consulted to Rexplex, a private health and fitness company and NEMA, a private consumer products company acting to improve operations and grow sales.   In 2007 and 2008 he served as the Chief Operating Officer of Raven Biofuels, an alternative energy development company that sought to create biofuels from waste agricultural products.  He has a BSEE and MSEE from Columbia University and an MBA in Management from New York University.

Fred Schiemann, 59, Chief Financial Officer – Since December 2006 Mr. Schiemann has served as CFO to Xtreme Oil & Gas. From 2003 through 2006 he was an independent accountant providing financial consulting to small and medium size companies as part of his company Biz2Biz Communications. Mr. Schiemann received his degree from the University of Illinois, Chicago Circle Campus. Additionally, he obtained his MBA in taxation from Golden Gate University, Sacramento campus. During his years of practice, his main areas of focus were taxation, auditing and public securities work. He has been involved with many public registrations and structuring of mergers and acquisitions. He assisted in the financing of a nutrition company that was doing in excess of $8.5 million dollars a year in sales. Additionally, he recently sold a nutrition company that he organized to a pink sheet company. He is currently practicing with an emphasis on public registrations, administration and consulting to small and micro-cap public companies. He has held CFO positions in several corporations and currently the treasurer of Biz2Biz.com and he is working closely with several corporations who are positioning themselves to become publicly traded.

Phyllis Wingate, 49, Corporate Secretary - Beginning in 1988, Ms. Wingate has worked with all aspects of accounting for the oil and gas business from JIB to revenue distributions.  Since December 2006, she has served as Xtreme’s Corporate Secretary. From 2001 until 2006, Ms. Wingate served as office manager for Energy and Engine Technology, Inc. She has also worked with division orders, leases and filing the Railroad Commission reports.

Board Meetings

The Board of Directors meets at least four times during the year. All directors attended at least 75 percent of the meetings of the Board.

Board Compensation

Effective December 31, 2009 Xtreme’s Directors are not compensated for attending meetings of the Board of Directors or for attending meetings of Board committees. Expenses are reimbursed.

ITEM 6: EXECUTIVE COMPENSATION

Annual Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Xtreme for the years ended December 31, 2006, 2007, 2008 and through December 31, 2009 of those persons who were executive officers of Xtreme for the year ended December 31, 2008, or who receive annual salary and bonuses exceeding $100,000.

		Annual	Long Term
		Compensation	Compensation

Name and Principal Position	Year	Salary ($)	Warrant Awards($)
Willard G. McAndrew	2009	$123,000	-0-
Chairman, President and	2008	$249,800	$4,954,480
Chief Executive Officer	2007	$0	$1,537,274
	2006	$0	-0-

Glen Kennedy	2009	$120,000	-0-
Former Chief Operating Officer	2008	$167,000	$4,954,480
	2007	$15,000	$1,557,462
	2006	$0	-0-

Fred Schiemann	2009	$65,000	-0-
Chief Financial Officer	2008	$49,500	$595,809
	2007	$0	$296,111
	2006	-0-	-0-

Phyllis Wingate	2009	$48,100	-0-
Corporate Secretary	2008	$51,932	$1,127,791
	2007	$7,500	$296,111
	2006	-0-	-0-

In December 2009, Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

In December 2009, Mr. Schiemann cancelled warrants for 2,400,000 shares and associated preferred stock in exchange for 1,300,000 shares of common stock. In December 2009, Ms. Wingate cancelled warrants for 3,000,000 shares and associated preferred stock in exchange for 1,700,000 shares of common stock.  Mr. Kennedy voluntarily terminated all of his warrants for 14,500,000 shares and associated preferred stock as part of his resignation. Also in November 2009, Mr. Kennedy resigned from the Company, and released the Company from any and all claims including his accrued salary.

Stock Options

No options are currently issued to any executive, employee, consultant or investor.

ITEM 6: EXECUTIVE COMPENSATION - continued

Executive Compensation Arrangements

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

The current salaries of the executive officers are as follows:
Will McAndrew, Chairman, and Chief Executive Officer	$216,000 per year
Nicholas DeVito, Chief Operating Officer	$180,000 per year
Phyllis Wingate, Secretary	$72,000 per year

In addition, these employment agreements made restricted stock awards to each of Mr. McAndrew and Mr. DeVito with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. McAndrew, 750,000 shares were issued but have not yet been vested; 250,000 shares will be vested on June 30, 2010, 250,000 shares will be vested on December 31, 2010 and the remaining 250,000 shares will be vested on June 30, 2011 subject to vesting provisions for Mr. DeVito, 1,500,000 shares are issued but have not yet been vested; 500,000 shares will be vested on June 30, 2010, 500,000 shares will be vested on December 31, 2010 and the remaining 500,000 shares will be vested on June 30, 2011 subject to vesting provisions.

 ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. McAndrew has a 2.5% overriding royalty interest in the West Thrifty and Quita oil and gas properties, a 1.3% overriding royalty interest in the Oil Creek property and a 2.6% overriding royalty interest in the Lionheart property.

With respect to certain warrants and Common Stock issued to executives of the Company, See Item 4: Security Ownership of Certain Beneficial Owners and Management. in December 2009, we issued a total of 15,000,000 shares of Common Stock while canceling warrants for 34,350,000 shares of common stock and subsequently associated 35,650,000 equivalent shares of preferred stock have been canceled. In this transaction, Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares.

On July 24, 2008, Xtreme purchased 400,000 shares, representing a 50.78% ownership interest, of Small Cap Strategies, Inc. (SMCA.OB), a publically-traded Nevada corporation, for $350,000 cash and the issuance of 500,000 restricted common shares. In 2008, the investment in SMCA was valued at $200,000 after an impairment loss of $650,000. The liabilities of SMCA have been recognized by Xtreme since the acquisition of SMCA. In December 2009, Xtreme issued an additional 1,250,000 shares of common stock pursuant to the terms of the agreement with SMCA. Mr. McAndrew owns 110,000 shares representing 8.9%, Ms. Wingate and Mr. Schiemann each own 60,000 shares representing 4.9% each, Glen Kennedy owns 110,000 shares representing 8.9% and is contractually obligated to return those shares.

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

The issuance of warrants and the exchange of the warrants for preferred stock was originally not effected by acts of the Company directors resulting in voting control being held by management without approval of other investors. The reorganization of the Company from a Washington corporation to a Nevada corporation was effected by a vote of holders of such preferred stock.  The directors determined that these actions occurred without sufficient approval of the Company holders of Common Stock, and sought to have these reorganizations of the Company from Washington to Nevada ratified and to have the relinquishment of rights in preferred stock or any warrants also ratified, including the issuance of the 15,000,000 shares of common stock and the issuance of the 1,000 shares of Nontransferable Preferred Stock to Mr. McAndrew. In December 2009, 73.9% of the shareholders ratified these transactions.

ITEM 8: LEGAL PROCEEDINGS

On December 1, 2009 we began legal proceedings in McLain County District Court in Purcell, Oklahoma against D. Deerman, L.P. alleging breach of contract and demanding payment for fees owed, oil and gas production revenue and other expenses on the Oil Creek property.  The suit also demands an accounting discovery for all items in dispute. On December 31, 2009, Deerman filed a counterclaim in the same court claiming breach of contract for drilling the Oil Creek property and demanding payment of $235,000 for expenses incurred.

Neither Xtreme nor any of its officers, directors or holders of five percent or more of its common stock is a party to any additional material pending legal proceedings and to the best of our knowledge, no additional such proceedings by or against Xtreme or its officers, or directors or holders of five percent or more of its common stock have been threatened.

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price and Stockholder Matters

Xtreme’s common stock trades in the pink sheets market and quotations for the common stock are listed in the “Pink Sheets” published by the National Quotation Bureau under the symbol “XTOG”. The following table sets forth for the respective periods indicated the prices of Xtreme’s common stock in this market as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended	Low Bid ($)	High Bid ($)
March 31, 2007	1.00	3.50
June 30, 2007	2.50	2.50
September 30, 2007	2.50	2.50
December 31, 2007	1.00	1.00

March 31, 2008	1.00	1.00
June 30, 2008	.85	3.00
September 30, 2008	1.01	3.00
December 31, 2008	1.05	1.05

March 31, 2009	.15	1.99
June 30, 2009	1.25	1.25
September 30,2009	1.25	1.25
December 31, 2009	1.25	1.25

On December 31, 2009 there were 182 holders of record of our common stock listed by our transfer agent.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES

Since December 2006, we sold and issued the unregistered securities described below. We believe that each of the securities transactions from the last three years described below was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction not involving any public offering and Regulation D promulgated under the Securities Act of 1933. In each case, the number of investors was limited, the investors were either all accredited and/or otherwise qualified and had access to material information about the registrant, and restrictions were placed on the resale of the securities sold.

Shares issued for Cash – 2,078,830 shares for $1,102,499

In the 2nd Quarter of 2007, we sold 70,000 restricted shares of our common stock to two investors for $35,000 Cash, or $.50 per share.

In the 3rd Quarter of 2007, we sold 68,000 restricted shares of our common stock to five investors for $44,000 Cash. Shares were sold at $.50 and $1.00 with the average sale price being $.65 per share.

In the 4th Quarter of 2007, we sold 110,000 restricted shares of our common stock to seven investors for $55,000 Cash, or $.50 per share.

In the 1st Quarter of 2008, we sold 8,000 restricted shares of our common stock to one investor for $2,000 Cash, or $.25 per share.

In the 3rd Quarter of 2008, we sold 596,500 restricted shares of our common stock to 21 investors for $474,000 Cash. Shares were sold at $.50 and $1.00 with the average sale price being $.79 per share.

In the 4th Quarter of 2008, we sold 282,000 restricted shares of our common stock to four investors for $92,000 Cash. Shares were sold at $.25, $.40, $.50 and $1.00 per share with the average sale price being $.33 per share.

In the 1st Quarter of 2009, we sold 361,000 restricted shares of our common stock to four investors for $90,500 Cash. Shares were sold at $.25 and $.50 with the average sale price being $.25 per share.

In the 2nd Quarter of 2009, we sold 410,000 restricted shares of our common stock to eleven investors for $180,000 Cash. Shares were sold at $.25 and $.50 with the average sale price being $.44 per share.
In the 3rd Quarter of 2009, we sold 146,664 restricted shares of our common stock to five investors for $109,999 Cash, or $.75 per share.

In the 4th Quarter of 2009, we sold 26,666 restricted shares of our common stock to five investors for $20,000 Cash, or $.75 per share.

Shares issued for Services – 6,576,000 for $2,422,315

In the 2nd Quarter of 2007, we issued 110,000 restricted shares of our common stock to six consultants for $40,800 worth of services.  Our shares issued were valued at $.25 or $.44, with the average price being $.37 per share.

In the 3rd Quarter of 2007, we issued 70,000 restricted shares of our common stock to six consultants for $30,800 worth of services.  Our stock issued was valued at $.44 per share.

In the 4th Quarter of 2007, we issued 100,000 restricted shares of our common stock to one consultant for $44,000 worth of services.  Our stock issued was valued at $.44 per share.

In the 1st Quarter of 2008, we issued 720,000 restricted shares of our common stock to five consultants for $233,200 worth of services.  Our shares issued were valued at $.25 or $1.01, with the average price being $.33 per share.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES - continued

Shares issued for Services – 6,576,000 for $2,422,315 - continued

In the 2nd Quarter of 2008, we issued 840,000 restricted shares of our common stock to ten consultants for $468,400 worth of services.  Our shares issued were valued at $.25 or $1.01, with the average price being $.56 per share.

In the 3rd Quarter of 2008, we issued 1,158,000 restricted shares of our common stock to twelve consultants for $422,490 worth of services.  Our shares issued were valued at $.25 or $1.18, with the average price being $.36 per share.

In the 4th Quarter of 2008, we issued 205,000 restricted shares of our common stock to seven consultants for $176,800 worth of services.  Our shares issued were valued at $.25 or $1.18, with the average price being $.86 per share.

In the 1st Quarter of 2009, we issued 124,000 restricted shares of our common stock to six consultants for $88,195 worth of services.  Our shares issued were valued at $.25 or $1.18, with the average price being $.71 per share.

In the 2nd Quarter of 2009, we issued 361,000 restricted shares of our common stock to ten consultants for $167,730 worth of services.  Our shares issued were valued at $.25 or $1.18, with the average price being $.46 per share.

In the 3rd Quarter of 2009, we issued 328,000 restricted shares of our common stock to five consultants for $109,900 worth of services.  Our shares issued were valued at $.25 or $1.18, with the average price being $.34 per share.

In the 4th Quarter of 2009, we issued 2,560,000 restricted shares of our common stock to two members of our management team, four members of the staff and three consultants for $640,000 worth of services.  Our shares issued were valued at $.25.

Warrants

During 2007, in three transactions, the Company issued to four executives warrants to purchase a total of 21,500,000 shares of the Company’s Common Stock, warrants that we valued at $3,686,958 or $0.17 per share and having a term of five years. Of these warrants, 400,000 were granted to one individual as part of the acquisition of I.R.A Oil & Gas, LLC. and the balance as compensation to the executives.

During 2008, the first five months, we granted warrants to purchase an total of 15,850,000 shares of Common Stock, all with an exercise price of $0.01 per share and assigned a value of $0.91 per warrant or a total of $14,361,213. The four executives receiving warrants in 2007 received warrants to purchase 13,200,000 shares of Common Stock. We also issues warrants for 3,000,000 shares of Common Stock to another party for services and also in connection with the transfer of properties and the acquisition of an entity and. The last individual relinquished these warrants in December 2009 when properties and the entity were reconveyed to him. The four executives and the other party exchanged, in 2009, all of the warrants for one of two classes preferred stock that would, assuming the validity of the preferred stock, convert into the same number of common shares as could be acquired by exercising the warrants. In December 2009, all four executives cancelled these shares in exchange for an aggregate of 15,000,000 shares of Common Stock. The Company disputes that former counsel has any right to warrants, shares of Common or Preferred Stock as a result of these transactions. See Item 4. Security Ownership of Certain Beneficial Owners and

Management.

Shares Issued for Property Acquisitions – 15,235,000

In the 4th Quarter of 2006, we issued 7,960,000 restricted shares of our common stock to nine entities to acquire 100% ownership Emerald Energy Partners for $7,960 or $.001 per share.

In the 4th Quarter of 2007, we issued 1,000,000 restricted shares of our common stock to KT Energy for ownership interest in a new partnership.  The shares were valued at $.44 per share and the transaction value was $440,000, and in the 1st Quarter of 2008, we cancelled the 1,000,000 shares issued to KT Energy in connection with the relinquishment of our interest in the partnership.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES - continued

Shares Issued for Property Acquisitions – 15,235,000 - continued

In the 1st Quarter of 2008, we issued 1,750,000 restricted shares of our common stock to an individual and entities affiliated or associated with that individual for the acquisition of mineral rights to the Commanche County, Fannin County, Horsethief and Cookie properties.  The issuances were valued at $1,767,500, or an average of $1.01 per share. In December 2009, we reached an agreement for the return of 682,000  of these shares, a provision of the agreement that has not been honored to date.

In the 2nd Quarter of 2008, we issued 3,600,000 restricted shares of our common stock to 12 entities or individuals for the acquisition of mineral rights to the West Thrifty Unit and the Quita Field.  The acquisitions were valued at $3,600,000, or an average of $1.00 per share.

In the 3rd Quarter of 2008, we issued 500,000 restricted shares of our common stock to two entities for the acquisition of controlling interest in Small Cap Strategies, a business development company trading on the OTC Bulletin Board under the symbol SMCA.OB. The shares were valued at $500,000, or $1.00 per share. In the 4th Quarter of 2009, we issued 1,250,000 restricted shares of our common stock to one entity for per the terms of the agreement for the acquisition of Small Cap Strategies.  The value of the shares is issued is included in the original valuation of the transaction.

In the 1st Quarter of 2009, we issued 175,000 restricted shares of our common stock to one entity for the acquisition of mineral rights to the Cookie and Winston properties.  The issuance was valued at $206,500, or $1.18 per share.

 Securities Issued for Interests in Drilling Properties

In 2008 and 2009 we formed joint ventures to develop the Cookie and Lionheart prospects.

In 2008, we raised $400,000 from 14 individuals for the Cookie project, issuing to these individuals, in addition to the interest in the prospect, one share for each dollar raised. Each share was considered issued for par value. After we discovered title issues in the Cookie prospect, we transferred those investors, with their consent, to interests in the Lionheart prospect.

In 2009 we raised $1,677,500 from 36 investors for the Lionheart project. These shares were issued as consulting shares and valued each share at $0.20 per share.

ITEM 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

 Description of Common Stock

We are authorized to issue 200,000,000 shares of our Common Stock, $.001 par value (the “Common Stock”). As of December 31, 2009, there were 41,944,346 shares of our Common Stock were outstanding. Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Our board of directors is authorized to issue additional shares of our Common Stock within the limits authorized by our Articles of Incorporation and without stockholder action. All shares of Common Stock have equal voting rights, and voting rights are not cumulative.

We have not paid any cash dividends since our inception.

Description of Preferred Stock

We are authorized to issue 50,000,000 shares of Preferred Stock of $.001 par value (the “Preferred Stock”). There are 1,000 shares of Nontransferable Preferred Stock outstanding. The remaining shares of

ITEM 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED - continued

Description of Preferred Stock - continued

Authorized Preferred Stock carries such relative rights, preferences and designations as may be determined by our Board of Directors in its sole discretion upon the issuance of any shares of Preferred Stock.

Nontransferable Preferred Stock

We have one class of Preferred Stock and Nontransferable Preferred Stock.  The Nontransferable Preferred Stock, consisting of 1,000 shares, is all owned by Mr. McAndrew.

Holders of the Nontransferable Preferred stock are not entitled to receive any dividend, the stock is not transferrable, do not participate in any liquidation, and the stock is not convertible.  These shares may be transferred only to an entity for estate planning purposes provided that entity is controlled by the holder, in this case, Mr. McAndrew.

In the event that Mr. McAndrew dies, becomes incompetent for a period of six weeks such that Mr. McAndrew is unable to exercise his voting rights or voluntarily terminates his employment with the Company, the Nontransferable Preferred Stock is automatically cancelled.

The 1,000 shares of Nontransferable Preferred Stock have the number of votes equal to 1.1 times the number of shares of common stock outstanding.  Accordingly, except for votes requiring more than a majority vote of shares of common stock, Mr. McAndrew will determine the outcome of the vote.  The only such provision of Nevada law or as required by our Articles of Incorporation or Bylaws is the removal of directors.

General Description of Preferred Stock

The shares of Preferred Stock, other than the Nontransferable Preferred Stock, could be issued from time to time by our Board of Directors in its sole discretion without further approval or authorization by the stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our Board of Directors. The relative rights and preferences that may be determined by our Board of Directors in its discretion from time to time include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•
the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

•
the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

We believe that the availability of preferred stock provides flexibility in structuring future financings, should the need for additional financing arise. We have no plans, understandings, arrangements, or agreements for issuing any shares of preferred stock at the present time.

Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of Xtreme. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Xtreme. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. Xtreme does not intend to adopt any anti-takeover measures at the present time.

ITEM 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED - continued

Shares Eligible For Future Sale

At December 31, 2009 Xtreme had 41,944,346 shares of common stock outstanding, of which all 41,944,346 shares constituted “restricted securities” within the meaning of Rule 144 adopted under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the time such shares were acquired from Xtreme or any of its affiliates. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of: (i) 1% of the then outstanding shares of common stock; or (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about Xtreme. All shares held by persons who are deemed to be affiliates of Xtreme are subject to the volume limitations and other requirements of Rule 144 regardless of how long the shares have been owned or how they were acquired. Restricted shares held by non-affiliates of Xtreme for more than two years may be sold without limitation under Rule 144.

Sales of substantial amounts of common stock in the future, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock and could impair our ability to raise capital through an offering of equity securities.

Transfer Agent

First American Stock Transfer is our transfer agent. Their offices are located at 4747 N. 7th St. Suite 170 Phoenix, AZ 85014. Their telephone number is (602) 485-1346.

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Revised Statutes. Our Bylaws provide that we will indemnify and hold harmless, to the full extent allowed by the laws of the State of Nevada, each person who was, or is threatened to be made a party to, or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of Xtreme or is or was serving at the request of Xtreme as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceedings.

Chapter 78, Sections 78.7502 and 78.751, of the Nevada Revised Statutes state the following:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS - continued

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements of Xtreme Oil & Gas, Inc. for the years ended December 31, 2007 and 2008 and for the first, second and third quarters of 2009 appear at the end of this registration statement.

ITEM 14: CHANGES IN AND DISAGREEMENS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are currently no disagreements with the independent registered public accounting firm regarding accounting and financial disclosure.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

The Consolidated Financial Statements of Xtreme Oil & Gas, Inc. for the years ended December 31, 2007 and 2008 and for the first, second and third quarters of 2009 appear at the end of this registration statement.

Exhibits

See the Exhibit Index beginning following the signature page.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

XTREME OIL and GAS, INC.

Date:	February 12, 2010	By:	/s/ Willard G. McAndrew
Willard G. McAndrew, Chairman, Chief Executive Officer, and President

Exhibit Index

Copies of the following documents are included as exhibits to this registration statement.

Exhibit	Title of Document
No.

3.1	Articles of Incorporation

3.2	Certificate of Amendment to Articles of Incorporation

3.3	Bylaws

10.1	Agreement for Sale, Assignment and Release of Interests – Oil Creek

10.2	Agreement for Sale, Assignment and Release of Interests – Cookie

10.3	Agreement for Sale, Assignment and Release of Interests – Winston

10.4	Agreement for Sale, Assignment and Release of Interests – Lenhart

10.5	Agreement for Assignment of Rights Under Settlement Agreement

10.6	Employment Agreement – W. McAndrew

10.7	Employment Agreement – N. DeVito

10.8	Employment Agreement – P. Wingate

10.9	Settlement Agreement and Release – So. Kensington et. al.

10.10	Agreement to Acquire Emerald Energy Partners, LLC

10.11	Agreement to Acquire Majority Interest in Small Cap Strategies

10.12	Agreement to Acquire I.R.A. Oil and Gas, LLC.

10.13	Mutual Release of Claims – W. McAndrew

10.14	Mutual Release of Claims – F. Schiemann

10.15	Mutual Release of Claims – P. Wingate

21.1	List of Subsidiaries

XTREME OIL & GAS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Xtreme Oil & Gas, Inc. and Subsidiaries
Plano, Texas

We have audited the accompanying consolidated balance sheets of Xtreme Oil & Gas, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xtreme Oil & Gas, Inc. as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2009 raise substantial doubt about its ability to continue as a going concern. The 2008 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP
Houston, Texas
February 12, 2010

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$105,089	$10,023
Cash - restricted	75,200	50,000
Receivables, net	244,307	7,896
Other current assets	6,362	78,150

Total Current Assets	430,958	146,069

PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)
Producing oil and gas properties	5,670,781	1,434,400
Non-producing oil and gas properties	25,000	-
Total oil and natural gas properties	5,695,781	1,434,400
Furniture and fixtures	31,728	22,836
Total Property and equipment	5,727,509	1,457,236
Less: accumulated depreciation and depletion	44,385	8,541

Net Property and Equipment	5,683,124	1,448,695

OTHER ASSETS
Investment	-	412,859
Goodwill	200,000	-

Total Other Assets	200,000	412,859

TOTAL ASSETS	$6,314,082	$2,007,623

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,034,450	$304,900
Notes payable	235,000	25,000

Total Current Liabilities	1,269,450	329,900

LONG TERM LIABILITIES
Asset retirement obligation	212,500	-

Total Long Term Liabilities	212,500	-

TOTAL LIABILITIES	1,481,950	329,900

Commitments

STOCKHOLDERS' EQUITY:
Capital stock, $.001 par value; 200,000,000 common shares authorized and 50,000,000 preferred shares authorized;
18,734,516 and 9,673,516 common shares and 0 preferred shares issued and outstanding at
December 31, 2008 and 2007, respectively.	18,735	9,674
Additional paid-in capital	27,385,138	5,795,484
Accumulated deficit	(22,571,741)	(4,127,435)

Total Stockholders' Equity	4,832,132	1,677,723

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,314,082	$2,007,623

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Revenues:
Income from asset sales and other, net	$2,559,821	$22,837
Oil sales	415,010	-
	2,974,831	22,837

EXPENSES:
Oil production costs	2,349,585	27,277
General and administrative expenses	16,778,418	3,812,820
Impairment of oil properties	1,616,000	-
Impairment of goodwill	815,000	266,966

TOTAL OPERATING EXPENSES	21,559,003	4,107,063

LOSS BEFORE OTHER EXPENSES AND TAXES	(18,584,172)	(4,084,226)

OTHER INCOME/(EXPENSE)
Gain (loss) on investments	152,141	(27,141)
Interest expense, net	(12,275)	(2,539)

Total other income/(expense)	139,866	(29,680)

LOSS BEFORE TAXES	(18,444,306)	(4,113,906)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(18,444,306)	$(4,113,906)

LOSS PER SHARE-BASIC AND DILUTED	$(1.24)	$(0.48)

WEIGHTED AVERAGE SHARES OUTSTANDING	14,908,257	8,495,987

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2008 and 2007

			Additional
	Capital Stock		Paid-in	Accumulated
	Shares	Amount	Capital	(Deficit)	Total

BALANCE, January 1, 2007	8,145,516	$8,146	$1,428,454	$(13,529)	$1,423,071

Common stock issued for cash	248,000	248	125,752	-	126,000

Common stock issued for services	280,000	280	115,320	-	115,600

Warrants issued for services	-	-	3,686,958	-	3,686,958

Common stock issued for investments	1,000,000	1,000	439,000	-	440,000

Net (loss) for the year ended December 31, 2007	-	-	-	(4,113,906)	(4,113,906)

BALANCE, December 31, 2007	9,673,516	9,674	5,795,484	(4,127,435)	1,677,723

Common stock issued for properties	5,450,000	5,450	5,425,050	-	5,430,500

Warrants issued for purchase of Go Operating Ltd. Co	-	-	200,000	-	200,000

Common stock issued for services	2,823,000	2,823	975,779	-	978,602

Common stock issued for Small Cap Strategies, Inc.	500,000	500	499,500	-	500,000

Common stock issued for cash	1,288,000	1,288	567,112	-	568,400

Warrants issued for services	-	-	14,361,213	-	14,361,213

Common stock cancelled for investments	(1,000,000)	(1,000)	(439,000)	-	(440,000)

Net (loss) for the year ended December 31, 2008	-	-	-	(18,444,306)	(18,444,306)

BALANCE, December 31, 2008	18,734,516	$18,735	$27,385,138	$(22,571,741)	$4,832,132

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,444,306)	$(4,113,906)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	35,844	2,029
(Gain) loss on investments	(152,141)	27,141
Impairment of goodwill	815,000	266,966
Common stock issued for services, net of assets acquired	978,602	115,600
Warrants issued for services	14,361,213	3,686,958
Impairment of oil and gas properties	1,616,000	-
Changes in assets and liabilities:
Increase in restricted cash	(25,200)	(50,000)
Increase in receivables	(236,411)	(7,896)
Decrease in other current assets	71,788	(68,150)
Increase in accounts payable and accrued expenses	692,050	298,497
Net cash provided by (used in) operating activities	(287,561)	157,239

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisitions	(350,000)	(266,966)
Proceeds from sale of investments	125,000	-
Capital expenditures	(8,892)	(16,325)
Payments for oil and gas properties	(161,881)	-
Net cash used in investing activities	(395,773)	(283,291)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuances of notes payable	210,000	-
Proceeds from issuance of common stock	568,400	126,000
Net cash provided by financing activities	778,400	126,000

Net change in cash	95,066	(52)

CASH AT BEGINNING PERIOD	10,023	10,075

CASH AT END OF PERIOD	$105,089	$10,023

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-

Cash paid for interest expense	$-	$-

Common stock issued for oil and gas properties	$5,265,500	$-

Common stock and warrants issued for acquisitiions	$700,000	$-

Common stocks issued (returned) investment	$(440,000)	$440,000

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – Organization, History and Business Activity

Xtreme Oil & Gas, Inc. (the “Company” formerly Xtreme Technologies, Inc.), a Nevada corporation formed on October 3, 2006 is organized to engage in the acquisition, operation and development of oil and natural gas properties located in Texas and the southeast region of the United States. Effective December 29, 2006, Xtreme Technologies, Inc., a then Washington corporation, acquired Emerald Energy Partners, Inc., (“Emerald”) a Nevada corporation, in exchange for the issuance of 7,960,000 shares of the Company’s common stock and changed the Company’s name to Xtreme Oil & Gas, Inc. (“Xtreme”).

For accounting purposes this transaction was treated as an acquisition of Xtreme Technologies, Inc. and a re-capitalization of Emerald. Emerald is the accounting acquirer and the results of its operations carry over.  Accordingly, the operations of Xtreme Technologies, Inc. were not carried over and were adjusted to $0 at the date of the merger.

Nature of Business

Since its formation, the Company has been involved in the acquisition and management of fee mineral acreage and the exploration for and development of oil and natural gas properties, principally involving drilling wells located on the company’s mineral acreage.  The Company’s mineral properties and other oil and natural gas interests are all located in the United States, primarily in Oklahoma and Texas. The majority of the Company’s oil and natural gas production is from its’ Texas wells for 2008 and 2007. All of its oil and natural gas revenues were derived from the sale of oil in 2008 and 2007. Substantially all the Company’s oil and natural gas production is sold by the Company directly to independent purchasers.

The Company from time to time sells or otherwise disposes of its interest in oil and natural gas properties as part of the normal course of business.

NOTE 2 - Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its’ wholly and majority owned subsidiaries. The Company’s subsidiaries include Xtreme Operating Company, LLC. (Formerly I.R.A. Oil and Gas, LLC (“IRA”)), GO Operating Ltd. Co. (“GO”) and Small Cap Strategies, Inc. (“SMCA”). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserves and related present value estimates of future net cash flows there from (See Note 15), asset retirement obligations, income taxes and contingency obligations including legal and environmental risks and exposures.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 - Significant Accounting Policies - continued

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  Excluded from cash and cash equivalents is $75,200 of restricted cash (deposits) for our operator’s bonds.

Receivables

Receivables from services are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. The Company records estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in receivables.

Management periodically reviews receivables for collectability. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The allowance for doubtful accounts was $0 as of December 31, 2008 or 2007, respectively.

Investments

Investments in partnerships and limited liability companies (LLC) that maintain specific ownership accounts for each investor and where the Company holds an interest of five percent or greater, but does not have control of the partnership or LLC, are accounted for using the equity method of accounting.

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. Costs incurred by the Company related to the acquisition of oil and natural gas properties and the cost of drilling successful wells are capitalized. Costs incurred to maintain wells and related equipment and lease and well operating costs are charged to expense as incurred. Gains and losses arising from sales of properties are included in income. Unproved properties are assessed periodically for possible impairment. The Company had $25,000 of unproved properties as of December 31, 2008 and $0 for 2007.

Capitalized amounts attributable to proved oil and natural gas properties are depleted by the unit-of-production method based on proved reserves. Depreciation and depletion expense for oil and natural gas producing property and related equipment was $27,490 and $0 for the periods ended December 31, 2008 and 2007, respectively.

Capitalized costs are evaluated for impairment based on an analysis of undiscounted future net cash flows in accordance with Financial Accounting Standards Board Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. If impairment is indicated, the asset is written down to its estimated fair value based on expected future discounted cash flows. See Note 5 for additional information regarding the oil and gas properties.

Joint Interest Billings Receivable and Oil and Natural Gas Revenue Payable

Joint interest billings receivable represent amounts receivable for lease operating expenses and other costs due from third party working interest owners in the wells that the Company operates. The receivable is recognized when the cost is incurred.

Oil and natural gas revenues payable represents amounts due to joint interest owners for their share of oil and natural gas revenue collected on their behalf by the Company. The payable is recorded when the Company recognizes oil and natural gas sales and records the related oil and natural gas sales receivable.

The Company had $0 net joint interest billing receivable as of December 31, 2008 or 2007.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 - Significant Accounting Policies - continued

Other Property

Other assets classified as property and equipment consists primarily of office furniture and equipment, which are carried at historical cost. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition. Depreciation expense for other property and equipment was $8,354 and $2,029 for the periods ended December 31, 2008 and 2007, respectively.

Environmental Costs

The Company is engaged in oil and natural gas exploration and production and may become subject to certain liabilities as they relate to environmental clean up of well sites or other environmental restoration procedures as they relate to the drilling of oil and natural gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which the Company may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. The asset retirement obligations represent the estimated present value of the amounts expected to be incurred to plug, abandon, and re-mediate the producing properties at the end of their productive lives, in accordance with state laws, as well as the estimated costs associated with the reclamation of the surrounding property. The Company determines the asset retirement obligations by calculating the present value of estimated cash flows related to the liability. The asset retirement obligations are recorded as a liability at the estimated present value as of the asset’s inception, with an offsetting increase to producing properties. The Company recorded a liability of $250,000 as of December 31, 2008.  As of December 31, 2007, the asset retirement obligation was $0.  The Company recorded an expense of  $37,500 and $0 for the years ended December 31, 2008 and 2007, respectively.

The estimated liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and a risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations. Revisions to the asset retirement obligations are recorded with an offsetting change to producing properties, resulting in prospective changes to depletion and depreciation expense and accretion of the discount. Because of the subjectivity of assumptions and the relatively long lives of most of the wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Accounting for the Impairment of Long-Lived Assets (Non Oil and Gas Properties)

The Company accounts for the impairment of long-lived assets in accordance SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value, for non oil and gas properties.

The Company determined that there was no impairment of long-lived (non oil and gas property) assets for the years ended December 31, 2008 and 2007, respectively.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 - Significant Accounting Policies - continued

Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisitions. Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to annually assess the carrying value of goodwill to determine if impairment in value has occurred.

The Company determined that its goodwill was impaired and recorded an impairment charge of $815,000 and $266,966 for the years ended December 31, 2008 and 2007, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation Number 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007, which is intended to clarify the accounting for income taxes prescribing a minimum recognition threshold for a tax provision before being recognized in the consolidated financial statements.  FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result, the Company has concluded that it does not have any unrecognized tax benefits or any additional tax liabilities after applying FIN 48.  The adoption of FIN 48 therefore had no impact on the Company’s consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, which states that revenues are generally recognized when it is realized and earned.  Specifically, the Company recognizes revenue when services are performed and projects are completed and accepted by the customer.

Revenues from sales of crude oil and natural gas products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the customer. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period.

The Company recognizes gains or losses from the sales of its interests in oil and natural gas properties as title passes to the buyer. These amounts are recognized as income from asset sales, net.

Concentration of Risk

Our financial instruments that are potentially exposed to credit risk consist primarily of cash, trade receivables and other receivables for which the carrying amounts approximate fair value. At certain times, our demand deposits held in banks exceeded the federally insured limit. The Company has not experienced any losses related to these deposits.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The Company adopted SFAS No. 157 on January 1, 2008, as required, and it had no impact to the Company's financial statements at the time of adoption.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of  FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The election to use the fair value option is available when an entity first recognizes a financial asset or a financial liability or upon entering into a firm commitment. Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. The Company adopted SFAS No. 159 on January 1, 2008 and elected not to apply the fair value option to measure any of the Company's financial assets or liabilities.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 - Significant Accounting Policies - continued

Segments

The Company operates in only one business segment, namely the drilling and development of oil and gas properties.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) - Share-Based Payment ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards (including stock options and stock awards) made to employees and directors based on estimated fair value. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award and is recognized as an expense in earnings over the requisite service period using a graded vesting method.

Earnings Per Share

The Company is required to provide basic and dilutive earnings per common share information.

The basic net income per common share is computed by dividing the net earnings applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net income per common share is computed by dividing the net income applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

For the periods ended December 31, 2008 and 2007, there were no dilutive securities that would have had an anti-dilutive effect and all the shares outstanding were included in the calculation of diluted net income per common share.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued a revision to SFAS No. 141, “Business Combinations” (SFAS No. 141(R)).  The revision broadens the definition of a business combination to include all transactions or other events in which control of one or more businesses is obtained.  Further, the statement establishes principles and requirements for how an acquirer recognizes assets acquired, liabilities assumed and any non-controlling interests acquired.  The Company will adopt SFAS No. 141 (R) as of January 1, 2009. Adoption of this standard is not expected to have a material effect on the Company’s financial position or results of operations.

Also in December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements.” This statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” SFAS No. 160 establishes accounting and reporting standards for the non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a non-controlling interest in a subsidiary, sometimes called a minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  Additionally, the amounts of consolidated net income attributable to both the parent and the non-controlling interest must be reported separately on the face of the income statement.  The Company will adopt SFAS No. 160 as of January 1, 2009.  Adoption of this standard is not expected to have a material effect on the Company’s financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” an amendment to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities to include enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  The Company will adopt SFAS No. 161 as of January 1, 2009.  Adoption of this standard is not expected to have a material effect on the Company’s financial position or results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles (“GAAP”) for nongovernmental entities in the United States. FAS 162 is effective for interim or annual periods ending after September 15, 2009.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 2 - Significant Accounting Policies - continued

Recent Accounting Pronouncements - continued

In June 2008, the FASB issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF No. 03-6-1 addresses whether instruments granted in share-based payment transactions should be considered participating securities for the purposes of applying the two-class method of calculating earnings per share (EPS) pursuant to FASB Statement No. 128, “Earnings Per Share.”  This FSP concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities prior to vesting and, therefore, should be included in the earnings allocations in computing basic EPS under the two-class method.  This FSP is effective for financial statements issued beginning after December 15, 2008, with prior-period retrospective allocation.  The Company adopted FSP EITF Issue No. 03-6-1 as of January 1, 2009.  The Company does not expect the effect of this FSP on its financial statements to be material.

In January 2009, the Securities and Exchange Commission (SEC) issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K and bringing full-cost accounting rules into alignment with the revised disclosure requirements.  The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.  The final rules are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009.

NOTE   3 – Financial Condition and Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company incurred a net loss of $18,444,306 for the year ended December 31, 2008 and has an accumulated deficit of $22,571,741. These factors raise substantial doubt as to the Company’s ability to obtain debt and/or equity financing and achieve profitable operations.

The Company’s management intends to raise additional operating funds through equity and/or debt offerings, increase our current production, and continue development drilling on our proved properties.  There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available, the Company may be required to curtail its operations. These factors raise substantial doubt as to its ability to obtain debt and/or equity financing and achieving future profitable operations.

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business

NOTE 4 – Property and Equipment

Property and equipment at December 31 is comprised of the following:

	2008	2007
Oil and natural gas properties:
Producing oil and gas properties	$5,670,781	$1,434,400
Non-producing oil and gas properties	25,000	-
Total oil and natural gas properties	5,695,781	1,434,400
Furniture and fixtures	31,728	22,836
Total Property and equipment	5,727,509	1,457,236
Less: accumulated depreciation,
depletion and amortization	44,385	8,541

Net Property and Equipment	$5,683,124	$1,448,695

Depreciation expense was $8,354 and $2,029 for 2008 and 2007, respectively.  Depletion expense was $27,490 and $0 for 2008 and 2007, respectively.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 5 - Oil and Natural Gas Properties

The Company has the following oil and natural gas properties:

	December 31,	Net		December 31,
Oil and gas property:	2007	Purchases	Impairments	2008
West Thrifty / Quita Field	$1,434,400	$3,785,000	$-	$5,219,400
Commanche	-	1,010,000	1,010,000	-
Fannin	-	252,500	252,500	-
Horse Thief	-	353,500	353,500	-
Cookie	-	181,500	-	181,500
Winston	-	25,000	-	25,000
Lionheart	-	7,000	-	7,000
Flint Creek / Oil Creek	-	235,381	-	235,381
Total	$1,434,400	$5,849,881	$1,616,000	$5,668,281

Texas Properties

West Thrifty Unit / Quita Field

On October 23, 2006, the Company acquired a 22.275% Working Interest (“WI”), which is a 15.5925% Net Revenue Interest (“NRI”) in the West Thrifty Unit (“WTU”) and related properties for $10 and 3,260,000 common shares valued at $1,434,400 based on an independent appraisal.

On January 18, 2008, the Company acquired a 22.275% WI, which is a 15.5925% NRI, in the WTU for $10.

On January 18, 2008, the Company acquired an additional 55.45% WI, which is a 38.82% NRI, in the WTU and 100% of Altair Energy for $130 and 3,600,000 shares of common stock valued at $3,600,000 based on an independent appraisal.

On February 7, 2008, the Company entered into a settlement agreement and agreed to pay $10,000 to Jeffery Gowan for his WTU Interest.

The Company acquired leases to the Quita Field, Fennell Unit and the Smith-Goode leases in connection with the WTU acquisitions, which are included in the WTU Assignments.

On January 22, 2008, the Company sold a 75% WI, representing a 48.75% NRI in three wells located in the Quita Field for $150,000.

On May 15, 2008, the Company sold a 50% WI, representing a 32.5% NRI in the Shore 2C well drilled to the Caddo formation in the Quita Field for $120,000

In summary, the Company acquired 100% WI in the WTU and Quita Field representing a 65% NRI for a total of $5,034,400.

On August 29, 2007, pursuant to an Assignment, Bill of Sale and Conveyance, the Company contributed its interest in the Fennell Unit and the Smith-Goode Property for a 50% membership interest KT Energy 1, LLC, and the Company issued 1,000,000 shares of its common stock to the other members. The Company initially valued the investment at $440,000, based on an independent appraisal.

During 2008, the Company sold its’ KT Energy, LLC units for $125,000 cash and the return and cancellation of the 1,000,000 shares of common stock issued.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 5 - Oil and Natural Gas Properties - continued

Oklahoma Properties

Cookie’s Merrick 25-0-2 Well

On February 13, 2008, the Company acquired an 80% WI in Cookie’s Merrick 25-0-2 Well and 160 acres of land in Logan County, Oklahoma (“Cookie Well”) for $30,000 and 150,000 shares of common stock value at $181,500 based on an independent appraisal.

On December 29, 2008, the Company agreed to acquire the remaining 20% WI in the Cookie Well for 100,000 shares of common stock that were issued in the 1st Quarter of 2009 and valued at $118,000 based on an independent appraisal.

These transactions gave the Company a 100% WI, representing a 75% NRI, in the Cookie Well.

In the fourth quarter of 2008, the Company sold a 75% WI, representing a 56.25% NRI, in the Cookie for $400,000 to a group of 14 investors and one share of common stock for each dollar invested.

As of December 31, 2008, the value of the Cookie investment is $181,500.

Winston’s Merrick Well

On February 13, 2008, the Company purchased a 100% WI, representing a 75% NRI, in Winston’s Merrick Well and 100 acres of land in Logan County, Oklahoma (“Winston Well”) for $25,000 and stock to be issued later.

On December 29, 2008, the Company finalized the acquistion by agreeing to issue 75,000 shares of common stock to the seller.  The 75,000 shares of common stock that were issued in the 1st Quarter of 2009 and valued at $88,500 based on an independent appraisal.

As of December 31, 2008, the value of the Winston investment is $25,000.

Oil Creek S19 Prospect

In March 2008, the Company leased mineral rights and property consisting of 80 acres in the property commonly known as the Oil Creek S19 Prospect in McClain County, Oklahoma (“Oil Creek Well”) for $45,000 for the assignment with a NRI of 78%.

We drilled and completed a well and sold 90% of our NRI to third party investors and retained a 10% WI and a 12.5% carried interest. The Company also maintains an Area of Mutual Interest (AMI) to receive these same terms on any other projects.

At December 31, 2008, the value of this part of the Oil Creek Investment, at cost, is $235,381.

Lionheart Prospect

On December 29, 2008, the Company purchased the rights to the Lionheart Prospect, being mineral rights and property consisting of 160 acres (“Lionheart”), for $7,000. The Company then acquired the leases necessary in connection with spacing and pooling to complete the ratification and own 100% of the Working Interest under all 160 acres based on a 75% Net Revenue Interest.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 5 - Oil and Natural Gas Properties - continued

Oklahoma Properties - continued

Horsethief – Merrick County

On February 13, 2008, the Company acquired 320 acres of committed land leases for 350,000 shares of common stock valued at $353,500, based on an independent appraisal.

After completing its due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Horsethief investment was written down to $0.

Sheridan Fort Sill – Commanche County

On February 4, 2008, the Company acquired the rights to drill a horizontal well for 1,000,000 shares of common stock valued at $1,010,000, based on an independent appraisal.

After completing its due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Commanche County investment was written down to $0.

Ryser Lease – Fannin County

On February 13, 2008, the Company acquired 80 acres of committed land leases for 250,000 shares of common stock valued at $252,500, based on an independent appraisal.

After completing our due diligence as to the potential of the opportunity, the Company did not pursue drilling operations. Per the terms of the agreement, the assignment lapsed to all clauses except consideration due for the assignment, which was deemed paid.

On December 31, 2008, the value of the Fannin County investment was written down to $0.

Management Overriding Royalty Interests in Texas and Oklahoma

Mr. McAndrew has a 2.5% overriding royalty interest in the West Thrifty and Quita oil and gas properties, a 1.3% overriding royalty interest in the Oil Creek property and a 2.6% overriding royalty interest in the Lionheart property.

NOTE 6 - Acquisitions

Acquisition of I.R.A. Oil and Gas, LLC

On October 12, 2007, the Company acquired an operating company licensed in the State of Texas from a related party for the assumption of liabilities.  The only tangible asset the company had was a $50,000 cash bond. The working interest and leases acquired were not assigned a value due to lack of proper documentation verifying ownership. The difference between the liabilities assumed and the cash bond was written off as a loss of $266,966 in 2007 due to the fact that the Company could not determine any value of goodwill acquired. The Company has included the entity’s operations in its consolidated operations from the acquisition date forward.

Acquisition of GO Operating Ltd. Co. and Properties

On March 14, 2008, the Company acquired 100% of the units of stock of GO Operating Ltd. Co., (“GO”) an Oklahoma corporation for 200,000 warrants for common shares of the Company with an exercise price of $.001 and a 13 month term. In the event the equivalent share price of the stock is below $1.01, the Company shall issue supplemental additional shares to seller by issue of warrants of $.001 per share to provide within 13 months from date of issue an amount realized to sales proceeds of stock of not less than $200,000 in cash. The assets other than goodwill acquired were a cash bond of $25,000 and $10,000 for certain residual rights to operate and ownership of wells as set out in prior agreements of sale of the projects to the Company. The Company recorded an impairment of $165,000 to goodwill in 2008. The Company has entered into a settlement agreement as described under subsequent events.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 6 - Acquisitions - continued

Investment in Small Cap Strategies, Inc.

The Company in 2008 acquired a controlling interest in an OTC bulletin board company called Small Cap Strategies, Inc. (SMCA) for $350,000 cash and the issuance of 500,000 shares of its common stock. The Company accounted for this as a business combination and recorded goodwill of $850,000. In 2008, the goodwill in SMCA was valued at $200,000 and we recorded an impairment loss of $650,000.

NOTE 7 – Income Taxes

At the FIN 48 adoption date of January 1, 2007, we had no unrecognized tax benefit, which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the years ended December 31, 2008 or 2007.

We classify interest and penalties arising from the underpayment of income taxes in the statement of income under general and administrative expenses. As of December 31, 2008 or 2007, we had no accrued interest or penalties related to uncertain tax positions. The tax years 2008 and 2007 federal return remains open to examination.

Net deferred tax assets consist of the following components as of December 31, 2008 and 2007:

	2008	2007

Deferred tax assets:
Operating Loss	$1,200,000	$300,000

Deferred tax liabilities:	-	-

Valuation allowance	(1,200,000)	(300,000)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate of 34% to pretax income from continuing operations for the years ended December 31, 2008 and 2007 due to the following:

	2008	2007

Book Income/(Loss)	$(6,200,000)	$(1,400,000)

Effect of non-deductibility of SFAS 123(R) compensation	5,300,000	1,300,000

Change in valuation allowance	900,000	100,000

Income Tax Expense	$-	$-

The Company’s net loss before income taxes totaled $18,444,306 and $4,113,906 for the years ended December 31, 2008 and 2007, respectively.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 8 – Note Payable

The Company’s notes payable consists of the following:

	December
	2008	2007
Note payable, due to an individual, 10% interest, principal and interest due upon demand, unsecured.(2)	$25,000	$25,000

Note payable, due to an Individual, non-interest bearing, principal and interest due in installments ending on December 31, 2009, unsecured	10,000	0

Note payable, due to an individual, principal due upon demand(1)	200,000	-
	235,000	25,000
Less current portion	(235,000)	(25,000)

	$-	$-

Future maturities of long-term debt are as follows:

As of December 31:

2009	$235,000

(1)
The notes listed above were due September 2, 2008.  As an extension of the note, the Company has to issue 50,000 common shares every sixty days to extend the note.  During 2008, 100,000 shares were issued.  For the original placement of the note, the Company gave 200,000 shares of its Common Stock valued at $.25 per share.  The note above was converted in August 2009 to an investment in a new drilling project of the Company.

(2)	The note above was converted in August 2009 to an investment in a new drilling project of the Company.

NOTE 9 - Commitments

The Company leases office space in Plano, Texas under the terms of an operating lease expiring November 30, 2013.  The current lease began November 1, 2008.  Future minimum rental payments under the terms of the lease are $70,116 in 2009, $71,705 in 2010, $73,296 in 2011, $74,886 in 2012 and $69,982 in 2013.  The previous lease was $1,509 on a month to month basis.

Total rent expense incurred by the Company was $28,962 for 2008 and $3,017 for 2007.

The Company leases certain other office and field equipment on a month to month basis totaling $493 per month.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 10 - Concentrations

The Company had sales to one major unaffiliated customer for years ended December 31, 2008 and 2007, totaling $526,615 and $0, respectively. No other single customer accounted for 10% or more of revenues in 2008 or 2007. Although a substantial portion of our production is purchased by one customer, the Company does not believe the loss of this customer would have a material adverse effect on the Company's business as other customers would be accessible.

NOTE 11 – Non-Cash Items

2008

The Company issued 5,450,000 shares of its common stock for the acquisition of various properties as described herein at $1.00-1.01 per share for a total of $5,430,500. The Company valued the properties based on an independent appraisal.

The Company issued 500,000 shares of its common stock and paid $350,000 in 2008 for the acquisition of Small Cap Strategies, Inc. (SMCA). The Company valued the common shares at $500,000 based on an independent appraisal. During the year ended 2008, the investment in SMCA was valued at $200,000 and the Company recorded an impairment loss of $650,000.

The Company cancelled 1,000,000 shares of its common stock related to the KT Resources joint venture settlement valued at $440,000.

2007

The Company issued 1,000,000 shares of its common stock in 2007 for its investment in KT Resources valued at $.44 per share for a total of $440,000.

NOTE 12 – Warrants

Warrants for Services

2008

During 2008, the Company issued 15,850,000 warrants valued at $14,361,213. The warrants were issued to executives for services.  These warrants are exercisable at $0.01 and have a term of 5 years. The estimated fair value of the warrants was determined by management based on an independent appraisal. The value assigned to the warrants for services was an average of $.91 per warrant.

The Company issued 200,000 warrants for the Go Energy acquisition that were valued at $200,000.

2007

During 2007, the Company issued 21,500,000 warrants valued at $3,686,958. The warrants were issued to executives for services, and 19,400,000 are excisable at $0.01 and 2,100,000 are exercisable at $1.00. All of the warrants have a term of 5 years. The estimated fair value of the warrants was determined by management based on an independent appraisal. The value assigned to the warrants for services was an average of $.17 per warrant.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 12 – Warrants - continued

The following summarizes warrant activity during period ended December 31, 2008:

	Warrants	Weighted average exercise price	Weighted average remaining term	Aggregate intrinsic value
Outstanding, January 1, 2007	-
Issued	21,500,000	$0.11		$0.16
Outstanding, December 31, 2007	21,500,000
Issued	15,850,000	$0.01		$0.90
Outstanding, December 31, 2008	37,350,000	$0.01	3.99	$0.47

The total fair value of warrants vesting during 2008 and 2007 ranged from $0.13 to $0.91.

NOTE 13 – Common Stock

During 2008, the Company issued 1,288,000 shares of its common stock for cash at a price of $.001-1.00 per share for a total of $568,400.  The Company issued an additional 2,823,000 shares of its common stock at a price of $.25-1.18 per share to various consultants for services for a total of $978,602. Management determined the estimated fair value of the common stock based on an independent appraisal.

During 2008, the Company issued 5,450,000 shares of its common stock for oil and gas properties at a price of $1.00-1.01 per share for a total of $5,430,500.

During 2008, the Company issued 500,000 shares of its common stock for the acquisition of SMCA at a price of $1.00 per share.  SMCA was originally acquired to effect a reverse merger and, subsequently, management has decided to sell its interest.  In 2008, the investment in SMCA was valued at $200,000 after an impairment loss of $650,000. The liabilities of SMCA have been recognized by Xtreme since the acquisition of SMCA.

During 2008, the Company cancelled the 1,000,000 shares of its common stock issued to KT Energy at the same price issued of $.44, or a total value of $440,000.

During 2007, the Company issued 248,000 shares of its common stock for cash at a price of $.25-1.00 per share for a total of $126,000.  The Company issued an additional 280,000 shares of its common stock at a price of $.25-.44 per share to various consultants for services for a total of $115,600. Management determined the estimated fair value of the common stock based on an independent appraisal.

The Company issued to KT Energy 1,000,000 shares of its common stock at a price of $.44 per share for a total of $440,000. Management determined the estimated fair value of the common stock based on an independent appraisal.

Note 14 – Subsequent Events

During the first three quarters of 2009, we issued 917,664 shares of our common stock at a price range of $.25-.75 per share for a total of $380,499 in gross proceeds.

During the first quarter of 2009, we issued 175,000 shares of our common stock for additional interest in two of the properties we had acquired in 2008 at a price of $1.18, or a total cost of acquisition of these interests in the amount of $206,500.

During the first of 2009, we issued 250,000 shares of our common stock to two investors in the West Thrifty Unit.  The shares were issued as a bonus for making the investment.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $25,000.

During the first three quarters of 2009, we issued 1,677,500 shares of our common stock to the investors in the Lionheart project.  The shares were issued as a bonus for investing in the project.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $335,500.

During the first three quarters of 2009, we issued 803,000 shares of our common stock for services provided to the Company.  The shares for services were valued at $.25-1.18 with the total issuance valued at $272,825

In December 2009, warrants to purchase 4,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities. As part of the settlement agreement, those entities retained 500,000 shares of common stock and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

On December 1, 2009 we began legal proceedings in McLain County District Court in Purcell, Oklahoma against D. Deerman, L.P. alleging breach of contract and demanding payment for fees owed, oil and gas production revenue and other expenses on the Oil Creek property.  The suit also demands an accounting discovery for all items in dispute. On December 31, 2009, Deerman filed a counterclaim in the same court claiming breach of contract for drilling the Oil Creek property and demanding payment of $235,000 for expenses incurred.

During the fourth quarter of 2009 we sold 200 units in the Lenhart Saltwater Disposal joint venture for $2.0 Million representing a 80% interest in the venture.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 14 – Subsequent Events - continued

During fourth quarter 2009 we issued 15,000,000 restricted shares of our common stock to management and cancelled warrants representing 37,350,000 common shares. Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares. In addition, we issued 1,000,000 shares of our common stock to Mr. McAndrew and 2,000,000 shares to Mr. DeVito that will only be vested if they remain with the company through June 30, 2011.

In December 2009, Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

In addition, these employment agreements made restricted stock awards to each of Mr. McAndrew and Mr. DeVito with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. McAndrew, 750,000 shares were issued but have not yet been vested; 250,000 shares will be vested on June 30, 2010, 250,000 shares will be vested on December 31, 2010 and the remaining 250,000 shares will be vested on June 30, 2011 subject to vesting provisions for Mr. DeVito, 1,500,000 shares are issued but have not yet been vested; 500,000 shares will be vested on June 30, 2010, 500,000 shares will be vested on December 31, 2010 and the remaining 500,000 shares will be vested on June 30, 2011 subject to vesting provisions.

Note 15 - Supplemental Information on Oil and Gas Data (Unaudited)

The following tables set forth supplementary disclosures for the Company’s oil and gas producing activities in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities.

Capitalized Costs Relating to Oil and Gas Producing Activities:

	Years Ended December 31,
	2008	2007
Capitalized Costs:
Unproved oil & gas properties	$25,000	$1,434,400
Proved oil & gas properties	5,670,781	-
Total Capitalized Costs	5,695,781	1,434,400
Less: Accumulated depreciation, depletion,
amortization, and valuation allowance	27,490	-
Net Capitalized Costs	$5,668,291	$1,434,400

Costs Incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities:

	Year Ended December 31,
	2008	2007
Costs Incurred:
Acquisition of proved properties	$3,858,500	$-
Acquisition of unproved properties	1,616,000	-
Exploration	-	-
Development	190,381	550
Total Costs Incurred	$5,664,881	$550

Results of Operations from Oil and Gas Producing Activities:

	Year Ended December 31,
	2008	2007
Revenues from Oil and Gas Producing Activity:
Sales to Unaffiliated Parties	$3,086,686	$22,837
Revenue Distributions	(111,855)	-
Total Revenues from Producing Activities	2,974,831	22,837
Production Costs	(2,349,585)	(26,727)
Exploration Expenses	-	-
Depreciation, depletion, amortization, & valuation allowance	-	-
Pretax Income from Producing Activities	625,246	(3,890)
Income tax expenses/estimated loss carry forward benefit	-	-
Results of oil and gas producing activities	$625,246	$(3,890)

XTREME OIL & GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 15 - Supplemental Information on Oil and Gas Data (Unaudited) - continued

Standardized Measure of Discounted Future Net Cash Flows

Proved oil and natural gas reserves are the estimated quantities of crude oil, condensate and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and natural gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The above estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

The standardized measure of discounted future net cash flows at December 31, 2008, relating to proved oil and natural gas reserves is set forth below. Due to the Company not directly owning the leases and the related cash flows, no sources of change in the standardized measure of discounted future net cash flows applied as of December 31, 2007. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

The estimated cash flows from future production of proved reserves were prepared on the basis of prices received at year-end. The average oil price per barrel that was used was $39.45 at December 31, 2008. The average natural gas price per MMBtu was not used in this calculation at December 31, 2008 because no value was assigned to the value of the natural gas.

Future net cash flows were computed using year-end prices and costs, and year-end statutory tax rates (adjusted for permanent differences) that relate to existing proved oil and natural gas reserves at year end. The following are the principal sources of change in the standardized measure of discounted future net cash flows.

	2008		2007
	Oil (barrels)	Gas (Mcf)	Oil (barrels)	Gas (Mcf)
Proved Developed and Undeveloped Reserves		-	-	-
Revision of previous estimates	263,224	-	-	-
Improved recovery	-	-	-	-
Extensions and discoveries	-	-	-	-
Property sales	-	-	-	-
Production	(6,972)	-	-	-
Purchase of reserves in place	918,476	-	-	-
End of Year	1,174,728	-	-	-
Proved Developed Reserves
Beginning of Year	-	-	-	-
End of Year	117,473	-	-	-

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves:

	Year Ended December 31,
	2008	2007
Estimated future revenue	$42,585,687	$-
Future Production Costs	(4,620,000)	-
Future Development Costs	(5,000,000)	-
Future Income Tax Expense	(11,537,990)	-
Future Net Cash Flows	21,427,697	-
10% Annual Discount for Estimated Timing of Cash Flows	(10,424,709)	-
Standardized Measure of Discounted Future Net Cash Flows	$11,002,988	$-

	Year Ended December 31,
	2008	2007
Standardized Measure of Discounted Future Net Cash Flows, beginning of year	$-	$-
Sales, net of production costs	625,246	-
Sales of minerals in place	(3,014,525)	-
Net change in prices and costs of future production	(2,142,576)	-
Revisions of quantity estimate	8,984,603	-
Purchases of Reserves in Place	6,550,240
Accretion of discount	-	-
Change in production rates and other	-	-
Standardized Measure of Discounted Future Net Cash Flows, end of year	$11,002,988	$-

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$67,822	$105,089
Cash - restricted	75,200	75,200
Receivables, net	5,738	244,307
Other current assets	7,862	6,362

Total Current Assets	156,622	430,958

PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)
Producing oil and gas properties	6,350,297	5,670,781
Non-producing oil and gas properties	113,500	25,000
Total oil and natural gas properties	6,463,797	5,695,781
Furniture and fixtures	53,044	31,728
Total Property and equipment	6,516,841	5,727,509
Less-Accumulated depreciation and depletion	72,430	44,385

Net property and equipment	6,444,411	5,683,124

OTHER ASSETS
Goodwill	200,000	200,000

TOTAL ASSETS	$6,801,033	$6,314,082

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,084,380	$1,034,450

Notes payable	4,000	235,000

Total Current Liabilities	2,088,380	1,269,450

LONG TERM LIABILITIES
Asset retirement obligation	262,500	212,500

TOTAL LIABILITIES	2,350,880	1,481,950

Commitments

STOCKHOLDERS' EQUITY:
Capital stock, $.001 par value; 200,000,000 common shares and 50,000,000 preferred shares authorized;
22,557,680 and 18,734,516 common shares and 0 preferred shares issued and outstanding at
September 30, 2009 and December 31, 2008, respectively:	22,558	18,735
Additional paid-in capital	28,600,775	27,385,138
Accumulated deficit	(24,173,180)	(22,571,741)

Total Stockholders' Equity	4,450,153	4,832,132

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,801,033	$6,314,082

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS , INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (Unaudited)

	September 30,	September 30,
	2009	2008
REVENUES:
Income from Asset Sales and Other net	$1,454,818	$357,602

Oil and gas sales	127,293	373,263

	1,582,111	730,865

EXPENSES:

Oil and gas production costs	1,427,815	608,928
General and administrative expenses	1,774,068	16,249,723
Impairment of goodwill	-	815,000

TOTAL OPERATING EXPENSES	3,201,883	17,673,651

LOSS BEFORE OTHER EXPENSES AND TAXES	(1,619,772)	(16,942,786)

OTHER INCOME/(EXPENSE)
Gain (loss) on investments	-	177,141
Interest income (expense), net	18,333	(11,272)

Total other income/(expense)	18,333	165,869

LOSS BEFORE TAXES	(1,601,439)	(16,776,917)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(1,601,439)	$(16,776,917)

LOSS PER SHARE-FULLY DILUTED	$(0.08)	$(1.22)

WEIGHTED AVERAGE SHARES OUTSTANDING	19,747,145	14,278,937

See accompanying notes to consolidated financial statements.

XTREME OIL & GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (Unaudited)

	September 30,	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(1,601,439)	$(16,776,917)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	56,170	69,025
Gain on investments	-	(177,141)
Impairment of goodwill	-	815,000
Common stock issued for services, net of assets acquired	607,711	867,179
Warrants issued for services	-	14,361,213
Changes in assets and liabilities:
Increase in restricted cash	-	(25,000)
Decrease (Increase) in receivables	238,569	(53,597)
(Increase) Decrease in other current assets	(1,500)	61,788
Increase in accounts payable and accrued expenses	1,049,930	1,743,303
Net cash provided by operating activities	349,441	884,853

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisitions	-	(350,000)
Proceeds from sale of investments	-	125,000
Capital expenditures	(21,316)	(5,200)
Payments for oil and gas properties	(539,641)	(887,221)
Net cash used in investing activities	(560,957)	(1,117,421)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments of notes payable) Proceeds from issuances of notes payable	(231,000)	200,000
Proceeds from issuance of common stock	405,249	476,400
Net cash provided by financing activities	174,249	676,400

Net change in cash	(37,267)	443,832

CASH AT BEGINNING PERIOD	105,089	10,023

CASH AT END OF PERIOD	$67,822	$453,855

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$-	$-
Common stock issued for oil and gas properties	$206,500	$5,465,500
Common stock issued for acquisitiions	$-	$500,000
Common stocks returned investment	$-	$(440,000)

See accompanying notes to consolidated financial statements.

Xtreme Oil & Gas, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Regulation S-K. They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2008 included herein the Company’s Form 10. The interim unaudited consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

2. HISTORY AND NATURE OF BUSINESS

Xtreme Oil & Gas, Inc. (the “Company” formerly Xtreme Technologies, Inc.), a Nevada corporation formed on October 3, 2006 is organized to engage in the acquisition, operation and development of oil and natural gas properties located in Texas and the southeast region of the United States. Effective December 29, 2006, Xtreme Technologies, Inc., a then Washington corporation, acquired Emerald Energy Partners, Inc., (“Emerald”) a Nevada corporation, in exchange for the issuance of 7,960,000 shares of the Company’s common stock and changed the Company’s name to Xtreme Oil & Gas, Inc. (“Xtreme”).

For accounting purposes this transaction was treated as an acquisition of Xtreme Technologies, Inc. and a re-capitalization of Emerald. Emerald is the accounting acquirer and the results of its operations carry over.  Accordingly, the operations of Xtreme Technologies, Inc. are not carried over and are adjusted to $0 at the date of the merger.

Since its formation, the Company has been involved in the acquisition and management of fee mineral acreage and the exploration for and development of oil and natural gas properties, principally involving drilling wells located on the company’s mineral acreage.  The Company’s mineral properties and other oil and natural gas interests are all located in the United States, primarily in Oklahoma and Texas. The majority of the Company’s oil and natural gas production was from its’ Texas wells. All of its oil and natural gas revenues were derived from the sale of oil. Substantially all the Company’s oil and natural gas production is sold by the Company directly to independent purchasers.

The Company from time to time sells or otherwise disposes of its interest in oil and natural gas properties as a normal course of business.

Recent Accounting Pronouncements

In January 2009, the Securities and Exchange Commission (SEC) issued Release No. 33-8995, “Modernization of Oil and Gas Reporting,” amending oil and gas reporting requirements under Rule 4-10 of Regulation S-X and Industry Guide 2 in Regulation S-K and bringing full-cost accounting rules into alignment with the revised disclosure requirements.  The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves.  The final rules are effective for registration statements filed on or after January 1, 2010, and for annual reports for fiscal years ending on or after December 31, 2009.

Effective July 1, 2009, The FASB Accounting Standards CodificationTM (Codification) became the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all previously existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

Xtreme Oil & Gas, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

3. PROPERTIES

Depreciation expense was $6,355 and $8,354 for the periods ended September 30, 2009 and December 31, 2008, respectively.  Depletion expense was $21,690 and $27,490 for the periods ended September 30, 2009 and December 31, 2008, respectively.

	December 31,	Net		September 30,
Oil and gas property:	2008	Purchases	Dispositions	2009
West Thrifty / Quita Field	$5,219,400	$2,185	$503,440	$4,718,145
Cookie	181,500	118,000	-	299,500
Winston	25,000	88,500	-	113,500
Lionheart	7,000	1,041,081	-	1,048,081
Flint Creek / Oil Creek	235,381	-	-	235,381
Total	$5,668,281	$1,249,396	$503,440	$6,414,607

The Company sold a 10% interest in its West Thrifty Unit for $250,000 cash, plus it issued 250,000 shares for consulting to the purchasers.

The Company acquired additional interests in the Winston and Cookie properties for 175,000 shares of its common stock valued at $206,500.

The Company capitalized certain drilling and development costs incurred in its Lionheart project.  The costs capitalized represented it’s percentage interest in the costs incurred through September 30, 2009.

4. STOCKHOLDERS’ EQUITY

Capital Structure

The Company is authorized to issue up to 250,000,000 shares of common stock, $0.001 par value per share, of which 22,557,680 shares were issued and outstanding at September 30, 2009. The holders of the common stock do not have any preemptive right to subscribe for, or purchase, any shares of any class of stock. The Company has 18,734,516 shares outstanding as of December 31, 2008.

Significant current period changes in stockholders’ equity during the nine months ended September 30, 2009 consisted of the following:

Common Stock

During the first three quarters of 2009, we issued 917,664 shares of our common stock at a price range of $.25-$.75 per share for a total of $380,499 in gross proceeds.

During the first quarter of 2009, we issued 175,000 shares of our common stock for additional interest in two of the properties we had acquired in 2008 at a price of $1.18, or a total cost of acquisition of these interests in the amount of $206,500.

During the first of 2009, we issued 250,000 shares of our common stock to two investors in the West Thrifty Unit.  The shares were issued as a bonus for making the investment.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $25,000.

During the first three quarters of 2009, we issued 1,677,500 shares of our common stock to the investors in the Lionheart project.  The shares were issued as a bonus for investing in the project.  One share of stock was issued for every dollar invested. The proceeds were allocated on a relative fair value basis with the shares being valued at $335,500.

During the first three quarters of 2009, we issued 803,000 shares of our common stock for services provided to the Company.  The shares for services were valued at $.25-$1.18 with the total issuance valued at $272,825

Warrants

No warrants were issued in 2009.

Xtreme Oil & Gas, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2009
(Unaudited)

5. SUBSEQUENT EVENTS

During the fourth quarter of 2009 we sold 200 units in the Lenhart Saltwater Disposal joint venture for $2.0 Million representing a 80% interest in the venture.

During fourth quarter 2009 we issued 15,000,000 restricted shares of our common stock to management and cancelled warrants representing 37,350,000 common shares. Mr. McAndrew received 12,000,000 shares, Ms. Wingate received 1,700,000 shares and Mr. Schiemann received 1,300,000 shares. In addition, we issued 1,000,000 shares of our common stock to Mr. McAndrew and 2,000,000 shares to Mr. DeVito that will only be vested if they remain with the company through June 30, 2011.

In December 2009, warrants to purchase 3,000,000 shares of common stock were canceled in a settlement agreement with South Kensington and other related and unrelated entities. As part of the settlement agreement, those entities retained 500,000 shares of common stock and we transferred all right title and interest in the Cookie and Winston properties and in Xtreme Operating Ltd. Co. (f/k/a Go Operating, Ltd.) to South Kensington, Ltd.

On December 1, 2009 we began legal proceedings in McLain County District Court in Purcell, Oklahoma against D. Deerman, L.P. alleging breach of contract and demanding payment for fees owed, oil and gas production revenue and other expenses on the Oil Creek property.  The suit also demands an accounting discovery for all items in dispute. On December 31, 2009, Deerman filed a counterclaim in the same court claiming breach of contract for drilling the Oil Creek property and demanding payment of $235,000 for expenses incurred.

In December 2009, Mr. McAndrew cancelled warrants for 14,500,000 shares and associated preferred stock in exchange for 12,000,000 shares of common stock.  As part of this restructuring, Mr. McAndrew was issued 1,000 shares of Nontransferable Preferred Stock.  These 1,000 shares represent all of the shares of Nontransferable Preferred Stock authorized.  The holders of the Nontransferable Preferred Stock have votes equal to 1.1 times the number of shares outstanding giving voting control of the Company to Mr. McAndrew.

Xtreme has entered into long term employment contracts on December 1, 2009 with Mr. McAndrew as Chairman and Chief Executive Officer, with Mr. Nicholas P. DeVito as Chief Operating Officer and with Ms. Wingate as Corporate Secretary for a period of five years.

In addition, these employment agreements made restricted stock awards to each of Mr. McAndrew and Mr. DeVito with such shares being issued but not yet delivered until vesting is completed as follows: For Mr. McAndrew, 750,000 shares were issued but have not yet been vested; 250,000 shares will be vested on June 30, 2010, 250,000 shares will be vested on December 31, 2010 and the remaining 250,000 shares will be vested on June 30, 2011 subject to vesting provisions for Mr. DeVito, 1,500,000 shares are issued but have not yet been vested; 500,000 shares will be vested on June 30, 2010, 500,000 shares will be vested on December 31, 2010 and the remaining 500,000 shares will be vested on June 30, 2011 subject to vesting provisions.

APPENDIX A
GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this Form 10-SB.

Barrel. A standard measurement in the oil industry. One barrel equals 42 U.S. gallons. On the average, 7.33 barrels of crude oil weigh one metric ton; 7.5 barrels weigh one long ton; and 6.65 barrels weigh one short ton.

bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this Form 10-SB in reference to crude oil or other liquid hydrocarbons.

bcf. Billion cubic feet of natural gas.

bcfe. Billion cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

btu or British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Crude Oil. Liquid petroleum that has not been refined. Sour crude oils have relatively large amounts of sulfur (1 percent or more). Sweet crudes have less sulfur and are more valuable. Most U.S. crudes tend to be sweet, while Middle East crudes tend to be sour. Crude oil is generally sold on a volume basis. The volume is corrected for any basic sediment and water (BS&W) present and adjusted to the standard base temperature of 60 degrees Fahrenheit. Light crude oils have a lower specific gravity than do heavy crudes, which may be thick and viscous.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Drilling locations. Total gross locations specifically quantified by management to be included in the Company’s multi-year drilling activities on existing acreage. The Company’s actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.

Dry well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Exploitation. Ordinarily considered to be a form of development within a known reservoir.

Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding and development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Formation. An identifiable layer of rocks named after its geographical location and dominant rock type.

Gross acres, gross wells or gross reserves. The total acres, wells, or reserves as the case may be, in which a working interest is owned.

Improved Recovery. “Man made” methods as opposed to “natural” methods of increasing the flow of oil or gas from underground reservoirs.

Intangible Drilling Costs (IDC). Expenses for labor, fuel, repair, hauling, rig rental, and supplies used in the drilling of a well. These expenses differ from the cost of “tangibles,” which include anything that has inherent salvage value.

Lease. A legal contract that specifies the terms of the business relationship between an energy company and a landowner or mineral rights holder on a particular tract of land.

Lease operating expenses. The expenses of lifting oil or gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short lived assets, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

APPENDIX A
GLOSSARY OF OIL AND NATURAL GAS TERMS (continued)

Leasehold. Mineral rights leased in a certain area to form a project area.

mcf. Thousand cubic feet of natural gas.

Natural Gas. Consists largely of the hydrocarbon methane. It is found in underground formation either by itself or with crude oil. It is the cleanest burning of all fossil fuels. Once virtually a waste product, natural gas provides about one-third of the total energy used in the United States

Net acres, net wells, or net reserves. The sum of the fractional working interest owned in gross acres, gross wells, or gross reserves, as the case may be.

Overriding royalty interest. Is similar to a basic royalty interest except that it is created out of the working interest. For example, an operator possesses a standard lease providing for a basic royalty to the lessor or mineral rights owner of 1/8 of 8/8. This then entitles the operator to retain 7/8 of the total oil and gas produced. The 7/8 in this case is the 100% working interest the operator owns. This operator may assign his working interest to another operator subject to a retained 1/8 overriding royalty. This would then result in a basic royalty of 1/8, an overriding royalty of 1/8 and a working interest of 3/4. Overriding royalty interest owners have no obligation or responsibility for developing and operating the property. The only expenses borne by the overriding royalty owner are a share of the production or severance taxes and sometimes costs incurred to make the oil or gas salable.

Present value of future net revenues (PV-10). The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, of proved reserves calculated in accordance with Financial Accounting Standards Board guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such a general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

Production. Natural resources, such as oil or gas, taken out of the ground.

Production Payments. A nonoperating interest payable from a specific portion of production expressed either as a certain amount of money (with or without interest) or a certain number of units of hydrocarbons.

Productive well. A well that is found to be capable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Project. A targeted development area where it is probable that commercial gas can be produced from new wells.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Reserves. Oil, gas and gas liquids thought to be accumulated in known reservoirs.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible nature gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Salt water disposal well. A well into which salt water and other liquid substances are pumped for disposal purposes.

Successful. A well is determined to be successful if it is producing natural gas, dewatering, or awaiting hookup, but not abandoned or plugged.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to appoint that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.